SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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☒    Definitive Proxy Statement

☐     Definitive Additional Materials

☐    Soliciting Material Pursuant to Rule 14a-12.

American Electric Power Company, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2005 Annual Meeting • Proxy Statement

American Electric Power 1 Riverside Plaza Columbus, OH 43215

Michael G. Morris Chairman of the Board, President and Chief Executive Officer

March 15, 2005

Dear Shareholder:

This year’s annual meeting of shareholders will be held at The Renaissance Hotel, 6808 South 107th East Avenue, Tulsa, Oklahoma, on Tuesday, April 26, 2005, at 9:30 a.m. Central Time.

Your Board of Directors and I cordially invite you to attend. Registration will begin at 8:00 a.m. Only shareholders who owned shares on the record date, March 2, 2005, are entitled to vote and attend the meeting. PLEASE NOTE THAT YOU WILL NEED TO PRESENT AN ADMISSION TICKET TO ATTEND THE MEETING. If your shares are registered in your name, and you received your proxy materials by mail, your admission ticket is attached to your proxy card. A map and directions are printed on the admission ticket. If your shares are registered in your name and you received your proxy materials electronically via the internet, you will need to print an admission ticket after you vote by clicking on the “Options” button. If you hold shares through an account with a bank or broker, you will need to contact them and request a legal proxy, or bring a copy of your statement to the meeting that shows that you owned the shares on the record date. Each ticket will admit a shareholder and one guest.

During the course of the meeting there will be the usual time for discussion of the items on the agenda and for questions regarding AEP’s affairs. Directors and officers will be available to talk individually with shareholders before and after the meeting.

Your vote is very important. Shareholders of record can vote in any one of the following three ways:

•	By internet, at www.eproxyvote.com/aep

•	By toll-free telephone at 877-779-8683

•	By completing and mailing your proxy card in the enclosed envelope

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

If you have any questions about the meeting, please contact Investor Relations, American Electric Power Company, 1 Riverside Plaza, Columbus, Ohio 43215. The telephone number is 800-237-2667.

Sincerely,

/s/ Michael G. Morris

NOTICE OF 2005 ANNUAL MEETING

American Electric Power Company, Inc.

1 Riverside Plaza

Columbus, Ohio 43215

TIME	9:30 a.m. Central Time on Tuesday, April 26, 2005

PLACE	The Renaissance Hotel 6808 South 107th East Avenue Tulsa, Oklahoma

ITEMS OF BUSINESS	(1) To elect 11 directors to hold office until the next annual meeting and until their successors are duly elected.
(2) To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year 2005.
(3) To consider and act on a proposal to approve amendments to the American Electric Power System 2000 Long-Term Incentive Plan.
(4) To consider and act on such other matters, including the shareholder proposal described on page 20 of the accompanying proxy statement, as may properly come before the meeting.

RECORD DATE	Only shareholders of record at the close of business on March 2, 2005, are entitled to notice of and to vote at the meeting or any adjournment thereof.

ANNUAL REPORT	Appendix A to this proxy statement has AEP’s audited financial statements and management’s discussion and analysis of results of operations and financial condition. AEP’s Summary Annual Report to Shareholders contains our chairman’s letter to shareholders, condensed financial statements, and an independent auditors’ report.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. Please vote in one of these ways:
(1) MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.
(2) USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card.
(3) VISIT THE WEB SITE shown on your proxy card to vote via the internet.

Any proxy may be revoked at any time before your shares are voted at the meeting.

March 15, 2005	John B. Keane Secretary

Our annual meeting of shareholders also will be webcast at http://www.AEP.com/go/webcasts at 9:30 a.m. Central Time on April 26, 2005.

Proxy Statement

March 15, 2005

Proxy and Voting Information

THIS PROXY STATEMENT and the accompanying proxy card are to be mailed to shareholders, commencing on or about March 15, 2005, in connection with the solicitation of proxies by the Board of Directors of American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, Ohio 43215, for the annual meeting of shareholders to be held on April 26, 2005 in Tulsa, Oklahoma.

Who Can Vote.    Only the holders of shares of AEP Common Stock at the close of business on the record date, March 2, 2005, are entitled to vote at the meeting. Each such holder has one vote for each share held on all matters to come before the meeting. On that date, there were 396,413,892 shares of AEP Common Stock, $6.50 par value, outstanding.

How You Can Vote.    Shareholders of record can give proxies by (i) mailing their signed proxy cards; (ii) calling a toll-free telephone number; or (iii) using the internet. The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Instructions for shareholders of record who wish to use the telephone or internet voting procedures are set forth on the enclosed proxy card.

When proxies are returned, the shares represented thereby will be voted by the persons named on the proxy card or by their substitutes in accordance with shareholders’ directions. If a proxy card is signed and returned without choices marked, it will be voted for the nominees for directors listed on the card and as recommended by the Board of Directors with respect to other matters. The proxies of shareholders who are participants in the Dividend Reinvestment and Stock Purchase Plan include both the shares registered in their names and the whole shares held in their Plan accounts on March 2, 2005.

Revocation of Proxies.    A shareholder giving a proxy may revoke it at any time before it is voted at the meeting by giving notice of its revocation to the Company, by executing another proxy dated after the proxy to be revoked, or by attending the meeting and voting in person.

How Votes are Counted.    The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of Directors and the ratification of Deloitte & Touche LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you. Under the New York Stock Exchange (NYSE) rules, your broker may not vote your shares on the proposal relating to the amendments to our Long-Term Incentive Plan, or on the shareholder proposal without instructions from you.

A plurality of the votes cast is required for the election of Directors. Only votes “for” or “withheld” affect the outcome. Abstentions are not counted for purposes of the election of Directors.

The votes cast “for” must exceed the votes cast “against” to approve the ratification of Deloitte & Touche LLP as our independent registered public accounting firm; the amendments to our Long-Term Incentive Plan; and the shareholder proposal. Abstentions and broker non-votes are not counted as votes “for” or “against” these proposals.

Your Vote is Confidential.    It is AEP’s policy that shareholders be provided privacy in voting. All proxies, voting instructions and ballots, which identify shareholders, are held on a confidential basis, except as may be necessary to meet any applicable legal requirements. We direct proxies to an independent third-party tabulator, who receives, inspects, and tabulates them. Voted proxies and ballots are not seen by nor reported to AEP except (i) in aggregate number or to determine if (rather than how) a shareholder has voted; (ii) in cases where shareholders write comments on their proxy cards; or (iii) in a contested proxy solicitation.

Multiple Copies of Annual Report or Proxy Statement to Shareholders.    Securities and Exchange Commission (SEC) rules provide that more than one annual report or proxy statement need not be sent to the same address. This practice is commonly called “householding” and is intended to eliminate duplicate mailings of shareholder documents. Mailing of your annual report or proxy statement is being householded indefinitely unless you instruct us otherwise. If more than one annual report or proxy statement is being sent to your address, at your request, mailing of the duplicate copy will be discontinued. If you wish to resume receiving separate annual reports or proxy statements at the same address, you may call our transfer agent, EquiServe Trust Company, N.A., at 800-328-6955 or write to them at P.O. Box 2500, Jersey City, NJ 07303-2500. The change will be effective 30 days after receipt. We will deliver promptly upon oral or written request a separate copy of the annual report or proxy statement to a shareholder at a shared address. To receive a separate copy of the annual report or proxy statement, contact AEP Shareholder Direct at 800-551-1AEP (1237) or write to AEP, attention: Investor Relations, at 1 Riverside Plaza, Columbus, OH 43215.

1. Election of Directors

CURRENTLY, AEP’s Board of Directors consists of 12 members. Leonard J. Kujawa, a director of AEP since 1997, will end his service as a member of the Board effective as of the date of the annual meeting; therefore, the Board of Directors has authorized a reduction in the size of the Board to 11 members, effective as of April 26, 2005, as permitted by the Company’s Bylaws.

Eleven Directors are to be elected by a plurality of the votes cast at the meeting to hold office until the next annual meeting and until their successors have been elected. AEP’s By- Laws provide that the number of Directors of AEP shall be such number, not less than 9 nor more than 17, as shall be determined from time to time by resolution of AEP’s Board of Directors.

The 11 nominees named on pages 3 through 5 were selected by the Board of Directors on the recommendation of the Committee on Directors and Corporate Governance of the Board. The proxies named on the proxy card or their substitutes will vote for the Board’s nominees, unless instructed otherwise. Shareholders may withhold authority to vote for any or all of such nominees on the proxy card. All of the Board’s nominees were elected by the shareholders at the 2004 annual meeting, except for Mr. Nowell, who was elected a director as of July 27, 2004 by the Board of Directors. Mr. Nowell was recommended to the Board by a director search firm, which was paid a fee to identify and evaluate potential Board members. Mr. Morris and Dr. Hudson, the Presiding Director, interviewed Mr. Nowell and recommended him to the full Board. It is not expected that any of the nominees will be unable to stand for election or be unable to serve if elected. In the event that a vacancy in the slate of nominees should occur before the meeting, the proxies may be voted for another person nominated by the Board of Directors or the number of Directors may be reduced accordingly.

Cumulative Voting.    Shareholders have the right to vote cumulatively for the election of Directors. This means that in the voting at the meeting each shareholder, or his proxy, may multiply the number of his or her shares by the number of Directors to be elected and then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among any two or more nominees as desired. The proxies designated by the Board of Directors will not cumulate the votes of the shares they represent.

Biographical Information.    The following brief biographies of the nominees include their principal occupations, ages on the date of this statement, accounts of their business experience and names of certain companies of which they are directors. Data with respect to the number of shares of AEP’s Common Stock, options exercisable within 60 days and stock-based units beneficially owned by each of them appears on page 39.

Nominees For Director

E. R. Brooks Retired Chairman and Chief Executive Officer, Central and South West Corporation, Granbury, Texas Age 67 Director since 2000	Chairman and chief executive officer of Central and South West Corporation (CSW) (February 1991-June 2000). A director of Hubbell, Inc.

Donald M. Carlton Retired President and Chief Executive Officer, Radian International LLC, Austin, Texas Age 67 Director since 2000	Retired president and chief executive officer of Radian International LLC. A director of National Instruments Corporation and Temple-Inland Inc. and trustee of 26 mutual funds in the Smith Barney/Citi fund complex.

John P. DesBarres Investor Park City, Utah Age 65 Director since 1997	Former Chairman of the Board, President and Chief Executive Officer of Transco Energy Company (natural gas). A director of Texas Eastern Products Pipeline Company, which is the general partner of TEPPCO Partners, L.P., and Penn Virginia GP, LLC, an indirect wholly-owned subsidiary of Penn Virginia Corporation and the general partner of Penn Virginia Resource Partners, L.P.

Robert W. Fri Visiting Scholar, Resources for the Future, Washington, D.C. Age 69 Director since 1995	Retired President of Resources for the Future (non-profit research organization). Assumed his present position with Resources for the Future in 2001.

William R. Howell Chairman Emeritus, J. C. Penney Company, Inc., Dallas, Texas Age 69 Director since 2000	Retired Chairman of the Board and Chief Executive Officer of J. C. Penney Company. Chairman emeritus of J. C. Penney Company (1997-present). A director of Exxon Mobil Corporation, Halliburton Company, Pfizer Inc., and The Williams Companies, Inc. He is also a director of Deutsche Bank Trust Corporation and Deutsche Bank Trust Company Americas, non-public wholly owned subsidiaries of Deutsche Bank A.G.

Nominees For Director — continued

Lester A. Hudson, Jr. Professor and the Wayland H. Cato, Jr. Chair in Leadership McColl Graduate School of Business Queens University of Charlotte Charlotte, North Carolina Age 65 Director since 1987	Professor and the Wayland H. Cato, Jr. Chair in Leadership at McColl Graduate School of Business at Queens University of Charlotte since 2003. Professor of Business Strategy at Clemson University (1998-2003). Retired chairman, chief executive officer and president of Wunda Weve Carpets, Inc. A director of American National Bankshares Inc.

Michael G. Morris Chairman, President and Chief Executive Officer of AEP and AEP Service Corporation; Chairman and Chief Executive Officer of other major AEP subsidiaries Age 58 Director since 2004	Elected president and chief executive officer of AEP in January 2004; chairman of the board in February 2004; and chairman, president and chief executive officer of all of its major subsidiaries in January 2004. A director of certain subsidiaries of AEP with one or more classes of publicly held preferred stock or debt securities and other subsidiaries of AEP. From 1997 to 2003 was chairman of the board, president and chief executive officer of Northeast Utilities, an unaffiliated electric utility system. A director of Cincinnati Bell, Inc. and The Hartford Financial Services Group, Inc.

Lionel L. Nowell III Senior vice president and treasurer of PepsiCo, Purchase, New York Age 50 Director since 2004	Senior vice president and treasurer of PepsiCo, Inc. since 2001. Executive vice president and chief financial officer of Pepsi Bottling Group, Inc. from 2000-2001 and senior vice president and controller of PepsiCo, Inc. from 1999-2000. Director of Church & Dwight Co., Inc.

Richard L. Sandor Chairman and Chief Executive Officer, Chicago Climate Exchange, Inc., Chicago, Illinois Age 63 Director since 2000	Chairman and chief executive officer of Chicago Climate Exchange, Inc. (a self-regulatory exchange that administers a greenhouse reduction and trading program) since 2003. Chairman and chief executive officer of the Chicago Climate Futures Exchange (a designated contract market regulated by the CFTC) since 2004. Research professor at the J.L. Kellogg School of Management, Northwestern University since 1999. Chairman and chief executive officer of Environmental Financial Products LLC (1993-2003). A director of Millenium Cell, Inc.

Nominees For Director — continued

Donald G. Smith Chairman of the Board, Chief Executive Officer and Treasurer of Roanoke Electric Steel Corporation, Roanoke, Virginia Age 69 Director since 1994	Chairman of the Board, Chief Executive Officer and Treasurer of Roanoke Electric Steel Corporation (steel manufacturer) since 1989.

Kathryn D. Sullivan President and Chief Executive Officer, COSI Columbus, Columbus, Ohio Age 53 Director since 1997	President and chief executive officer of Columbus’ science museum COSI (Center of Science & Industry) since 1996.

AEP’s Board of Directors and Committees

UNDER NEW YORK LAW, AEP is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During 2004, the Board held eight regular meetings and one special meeting. AEP encourages but does not require members of the Board to attend the annual shareholders’ meeting. Last year, all members attended the annual meeting.

The Board has seven standing committees. The table below shows the number of meetings conducted in 2004 and the Directors who currently serve on these committees. The functions of the committees are described in the paragraphs following the table.

DIRECTOR	BOARD COMMITTEES
	Audit	Directors and Corporate Governance	Policy	Executive	Finance	Human Resources	Nuclear Oversight
Mr. Brooks			X			X	X
Dr. Carlton			X			X	X
Mr. DesBarres		X	X	X		X (Chair)
Mr. Fri		X	X (Chair)			X
Mr. Howell		X	X	X	X (Chair)
Dr. Hudson	X	X (Chair)	X	X
Mr. Kujawa	X (Chair)	X	X	X
Mr. Morris			X	X (Chair)
Mr. Nowell	X		X		X
Dr. Sandor			X		X		X
Mr. Smith			X		X		X
Dr. Sullivan			X				X (Chair)
2004 Meetings	13	5	2	0	4	7	5

During 2004, no Director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees during the period on which he or she served.

Corporate Governance

AEP maintains a corporate governance page on its website which includes key information about its corporate governance initiatives, including AEP’s Principles of Corporate Governance, AEP’s Principles of Business Conduct, Code of Business Conduct and Ethics for members of the Board of Directors, and charters for the Audit, Directors and Corporate Governance and Human Resources Committees of the Board of Directors. The corporate governance page can be found at www.AEP.com, by clicking on “Investors” and then “Corporate Governance”.

AEP’s policies and practices reflect corporate governance initiatives that are designed to comply with SEC rules, the listing requirements of the New York Stock Exchange and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted corporate governance policies;

•	A majority of the Board members are independent of AEP and its management;

•	All members of the Audit Committee, Human Resources Committee and the Committee on Directors and Corporate Governance are independent;

•	The non-management members of the Board of Directors meet regularly without the presence of management, and the independent members of the Board of Directors meet at least once a year;

•	AEP has a code of business conduct that also applies to its principal executive officer, principal financial officer and principal accounting officer;

•	The charters of the Board committees clearly establish their respective roles and responsibilities; and

•	AEP has an ethics office with a hotline available to all employees, and AEP’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters.

No member of the Board is independent unless the Board of Directors affirmatively determines that the member has no material relationship with AEP or any of its subsidiaries (either directly or as a partner, shareholder or officer of an entity that has a relationship with AEP or any of its subsidiaries). The Board of Directors has adopted categorical standards it uses to determine whether its members are independent. These standards are consistent with the NYSE corporate governance listing standards and are as follows:

1.	A member who is an employee, or whose immediate family member is an executive officer of AEP or any of its subsidiaries is not independent until three years after such employment has ended.

2.	A member who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from AEP or any of its subsidiaries, other than director or committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

3.	A member, or whose immediate family member, (a) is a current partner of AEP’s external auditor; (b) is a current employee of such firm; (c) is a current employee of such firm who participates in that firm’s audit, assurance or tax compliance practice; or (d) was within the last three years a partner or employee of such firm and personally worked on AEP’s audit, is not independent.

4.	A member who is employed, or whose immediate family member is employed, as an executive officer of another company on whose compensation committee any of AEP’s executive officers serve is not independent until three years after such service or employment has ended.

5.	A member who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, AEP or any of its subsidiaries for property or services in an amount which, in any fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after falling below such threshold.

6.	A member, or whose family member, serves as an executive officer or director or trustee of a non-profit organization, which receives an amount exceeding the greater of $100,000 or 2% of such organization’s latest annual gross revenues, is not independent until three years after such service has ended.

The Board of Directors has affirmatively determined that Messrs. Brooks, Carlton, DesBarres, Fri, Howell, Hudson, Nowell and Ms. Sullivan, all of whom are Board of Director nominees at this meeting, are independent and meet these standards. Mr. Morris is not independent because he is an executive officer of AEP. Mr. Smith, who is Chief Executive Officer of Roanoke Electric Steel Corporation (RESC), is not independent because RESC pays more than 2% of its consolidated gross revenues to an AEP subsidiary for electric service. Although Dr. Sandor currently meets the independence standards, the Board of Directors has determined that he is not independent because of AEP’s relationship with the Chicago Climate Exchange (CCX). Dr. Sandor serves as Chief Executive Officer of CCX. AEP is a founding member of the CCX and during 2004 AEP and its subsidiaries transacted trades of greenhouse gas emission allowances on the CCX. AEP paid CCX approximately $51,000 in commissions in 2004. AEP payments to CCX currently do not exceed $1 million but AEP’s payments in the future may exceed that threshold. Dr. Sandor is also the Chief Executive Officer of the Chicago Climate Futures Exchange (CCFE), which is an exchange established for trading of SO2 and NOx allowances. AEP is the largest trader of SO2 credits in the U.S. and expects to trade on the CCFE. AEP anticipates paying commissions to CCFE in 2005 in an amount equal to or greater than commissions paid to CCX in 2004.

AEP has designated Dr. Hudson its Presiding Director and he presides over meetings of non-management Directors. Shareholders and other interested parties may communicate with Dr. Hudson and the Board by written inquiries sent to American Electric Power Company, Inc., P.O. Box 163609, Attention: AEP Non-Management Directors, Columbus OH 43216. AEP’s Business Ethics and Corporate Compliance department will review such inquiries or communications. Communications other than advertising or promotions of a product or service will be forwarded to Dr. Hudson.

The Committee on Directors and Corporate Governance has the responsibilities set forth in its charter, including:

1.	Recommending the size of the Board within the limits imposed by the By-Laws.

2.	Recommending selection criteria for nominees for election or appointment to the Board.

3.	Conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others.

4.	Recommending to the Board nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the annual meeting.

5.	Reviewing and making recommendations to the Board with respect to compensation of Directors and corporate governance.

6.	Recommending members to serve on committees and chairs of the committees of the Board.

A copy of the charter can be found on our website at www.AEP.com. Consistent with the rules of the NYSE, all members of the Committee on Directors and Corporate Governance are independent.

The Committee on Directors and Corporate Governance will consider shareholder recommendations of candidates to be nominated as Directors of the Company. All such recommendations must be in writing and submitted in accordance with the procedures described under Shareholder Proposals and Nominations on page 41 and must include information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this policy is on our website at www.AEP.com. Shareholders’ nominees who comply with these procedures will receive the same consideration that all other nominees receive.

In evaluating candidates for Board membership, the Committee on Directors and Corporate Governance reviews each candidate’s biographical information and assesses each candidate’s skills and expertise based on a variety of factors. Some of the major factors include whether the candidate:

•	maintains the highest personal and professional ethics, integrity and values;

•	is committed to representing the long-term interests of the shareholders;

•	has an inquisitive and objective perspective, practical wisdom and mature judgment;

•	possesses familiarity with AEP’s business and industry, independence of thought and financial literacy; and

•	possesses a willingness to devote sufficient time to carrying out the duties and responsibilities effectively, including attendance at meetings.

The Board seeks balance by having complementary knowledge, expertise, experience and skill in areas such as business, finance, accounting, marketing, public policy, government, technology and environmental issues and other areas that the Board has decided are desirable and helpful to fulfilling its role. Diversity in gender, race, and background of Directors, consistent with the Board’s requirements for knowledge, standards, and experience, is desirable in the mix of the Board.

The Policy Committee is responsible for examining AEP’s policies on major public issues affecting the AEP System, including environmental, industry change and other matters.

The Executive Committee is empowered to exercise all the authority of the Board of Directors, subject to certain limitations prescribed in the By-Laws, during the intervals between meetings of the Board. Meetings of the Executive Committee are convened only in extraordinary circumstances.

The Finance Committee monitors and reports to the Board with respect to the capital requirements and financing plans and programs of AEP and its subsidiaries including, reviewing and making recommendations concerning the short and long-term financing plans and programs of AEP and its subsidiaries.

The Human Resources Committee has the responsibilities set forth in its charter, including recommending compensation for the CEO to the independent Board members, approving compensation for other senior officers and making recommendations to the Board regarding incentive and equity-based compensation plans. The Human Resources Committee also communicates the Company’s compensation policies to shareholders (as required by the Securities and Exchange Commission).

A copy of the Human Resources Committee charter can be found on our website at www.AEP.com. Consistent with the rules of the New York Stock Exchange, all members of the Human Resources Committee are independent.

The Nuclear Oversight Committee is responsible for overseeing and reporting to the Board with respect to the management and operation of AEP’s nuclear generation.

Audit Committee Disclosure

THE AUDIT COMMITTEE of the Board operates pursuant to a charter and is responsible for, among other things, the appointment of the independent registered public accounting firm for the Company; reviewing with the independent registered public accounting firm the plan and scope of the audit and approving audit fees; monitoring the adequacy of financial reporting and internal control over financial reporting and meeting periodically with internal auditors and the independent registered public accounting firm. A more detailed discussion of the purposes, duties and responsibilities of the Audit Committee is found in the Audit Committee charter, a copy of which can be found on our website at www.AEP.com. Consistent with the rules of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002, all members of the

Audit Committee are independent. The Board of Directors determined in 2004 that Mr. Kujawa was an audit committee financial expert as defined by the Securities and Exchange Commission. Mr. Kujawa’s term as a Director expires at the 2005 annual meeting and he is not standing for reelection. The Board of Directors determined on February 22, 2005 that Mr. Nowell is an audit committee financial expert as so defined.

Audit Committee Report

THE AUDIT COMMITTEE reviews AEP’s financial reporting process as well as the internal controls over financial reporting on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

In this context, the Audit Committee met thirteen times during the year and held discussions, some of which were in private, with management, the internal auditors, and the independent registered public accounting firm. Management represented to the Audit Committee that AEP’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Management has also concluded that the Company’s internal control over financial reporting was effective as of December 31, 2004. The Audit Committee has reviewed and discussed the consolidated financial statements and internal control over financial reporting with management, the internal auditors, and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees).

In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from AEP and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit Committee has also received written materials addressing the independent registered public accounting firm internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in AEP’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Audit Committee Members

Leonard J. Kujawa, Chair

Lester A. Hudson, Jr.

Lionel L. Nowell, III

Directors Compensation and Stock Ownership Guidelines

Annual Retainers and Meeting Fees.    Mr. Morris is the only Director who is an officer of AEP. He does not receive any compensation, other than his regular salary and the accident insurance coverage described below, for serving on AEP’s Board of Directors. The other members of the Board receive an annual cash retainer of $60,000. The chairman of the Audit Committee receives an additional annual retainer of $15,000 and other members of the Audit Committee receive an additional annual retainer of $10,000. The Presiding Director receives an additional annual retainer of $15,000. Each of these cash retainers is paid in quarterly increments. In 2004, the members of the ad hoc subcommittee of the Board that conducted an assessment and drafted an environmental report to shareholders received $10,000 (other than the chairman, who received $12,000). Each Non-Employee Director also received $60,000 in AEP Stock Units in 2004 payable quarterly pursuant to the Stock Unit Accumulation Plan described below.

In December 2004, upon the recommendation of the Committee on Directors and Corporate Governance and based on competitive data, the Board of Directors adopted changes to the cash and equity compensation to be paid to members of the Board of Directors. These changes were adopted in order to bring the compensation packages of AEP’s Board members more in line with compensation paid to directors of comparable companies and enable AEP to attract qualified Directors when needed.

Effective January 1, 2005, (i) the amount of AEP Stock Units awarded to Non-Employee Directors pursuant to the Stock Unit Accumulation Plan increased from $60,000 to $80,000 annually and (ii) Non-Employee Directors will be paid a fee of $1,200 per day for special assignments (such as attendance at Nuclear Regulatory Commission meetings or for services on future ad hoc subcommittees).

Deferred Compensation and Stock Plan.    The Deferred Compensation and Stock Plan for Non-Employee Directors permits non- employee Directors to choose to receive up to 100 percent of their annual Board cash retainer in units that are equivalent in value to shares of AEP Common Stock (AEP Stock Units), deferring receipt by the Non-Employee Director until termination of service or for a period that results in payment commencing not later than five years after termination of service. AEP Stock Units are credited to Directors when the retainer becomes payable, based on the closing price of AEP Common Stock on the payment date. Amounts equivalent to cash dividends on the AEP Stock Units accrue as additional AEP Stock Units. Payments with respect to the accumulated AEP Stock Units are made in cash. In December 2004, the Board approved an amendment to this Plan that will permit Non-Employee Directors to defer their annual Board cash retainer into accounts tracked with reference to any of the investment fund options available to participants in the AEP System Incentive Compensation Deferral Plan, including an AEP stock fund.

Stock Unit Accumulation Plan.    In 2004 the Stock Unit Accumulation Plan for Non-Employee Directors awarded $60,000 in AEP Stock Units to each Non-Employee Director. As mentioned earlier in Directors Compensation and Stock Ownership Guidelines, this Plan was amended effective January 1, 2005 to increase the annual award to $80,000 in AEP Stock Units. These AEP Stock Units are credited to Directors quarterly, based on the closing price of AEP Common Stock on the payment date. Amounts equivalent to cash dividends on the AEP Stock Units accrue as additional AEP Stock Units. AEP Stock Units are not paid to the Director in cash until termination of service unless the Director has elected to further defer payment for a period that results in payment commencing not later than five years after termination of service.

Insurance.    AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each Director, $100,000 for each spouse of a Director and $50,000 for all dependent children. The current policy, effective September 1, 2004 through September 1, 2007, has a premium of $29,000. In addition, AEP pays each Non-Employee Director an amount to provide for the federal and state income taxes incurred in connection with the maintenance of this coverage ($582 for 2004).

Central and South West Corporation Memorial Gift Programs.    AEP is continuing a memorial gift program for former CSW directors and executive officers who had been previously participating in this program. The four former CSW directors who are members of AEP’s Board (Messrs. Brooks, Carlton, Howell and Sandor) are participants. Under this program, AEP makes donations in a Director’s name to up to three charitable organizations in an aggregate amount of up to $500,000, payable by AEP upon such person’s death. AEP maintains corporate-owned life insurance policies to support the program. The annual premiums paid by AEP are based on pooled risks and averaged $1,583 per participant for 2004.

Stock Ownership.     AEP’s Board of Directors considers stock ownership in AEP by management to be of great importance. Such ownership enhances management’s commitment to the future of AEP and further aligns their interests with those of AEP’s shareholders. For further information as to the guidelines for AEP’s executive officers, see the Human Resources Committee Report on Executive Compensation below under the caption Stock Ownership Guidelines. AEP’s Board of Directors also considers stock ownership in AEP by Board members to be important. As noted above in Directors Compensation and Stock Ownership Guidelines under the caption Stock Unit Accumulation Plan, Non-Employee Directors are required to defer $60,000 (increasing effective January 1, 2005 to $80,000) annually in AEP Stock Units until termination of his or her directorship. As noted below under Share Ownership of Directors and Executive Officers, each Non-Employee Director of AEP owns more than 9,000 shares of AEP Common Stock and AEP Stock Units, except for Mr. Nowell, who joined the Board of Directors in July 2004.

Insurance

The Directors and officers of AEP and its subsidiaries are insured, subject to certain exclusions, against losses resulting from any claim or claims made against them while acting in their capacities as Directors and officers. The AEP System companies are also insured, subject to certain exclusions and deductibles, to the extent that they have indemnified their Directors and officers for any such losses. Such insurance, effective January 1, 2005 through March 15, 2006, is provided by: Associated Electric & Gas Insurance Services, Energy Insurance Mutual, Zurich American Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA, Federal Insurance Company, Liberty Mutual Insurance Company, Twin City Fire Insurance Company, Quanta Reinsurance U.S. Ltd., AXIS Reinsurance Company, Starr Excess International, Oil Casualty Insurance, Ltd, Arch Insurance Company, RSUI Indemnity Company, XL Specialty Insurance Company, U.S. Specialty Insurance Company and XL Insurance (Bermuda). The total cost of this insurance is $4,938,942.

Fiduciary liability insurance provides coverage for AEP System companies, their Directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. This coverage, provided by Federal Insurance Company, Zurich American Insurance Company, Energy Insurance Mutual and Indian Harbor Insurance Company, U.S. Specialty Insurance Company and AXIS Specialty Reinsurance Company, was renewed, effective July 1, 2004 through July 1, 2005, for a cost of $800,000.

2.  Proposal to Ratify Appointment of Independent Registered Public Accounting Firm

THE AUDIT COMMITTEE has appointed the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2005. Although action by the shareholders in this matter is not required, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of Company financial controls and reporting, and will seriously consider shareholder input on this issue. Whether or not the appointment of Deloitte & Touche LLP is ratified by the shareholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

One or more representatives of Deloitte & Touche LLP will be in attendance at the annual meeting on April 26, 2005. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

Vote Required.    Approval of this proposal requires the affirmative vote of holders of a majority of the shares present in person or by proxy at the meeting.

Your Board of Directors recommends a vote FOR this proposal.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and December 31, 2003, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2003	2004
Audit Fees(1)
Financial Statements	$9,970,000	$9,489,000
Internal Control over Financial reporting	$—	$6,321,000

Total Audit Fees	$9,970,000	$15,810,000
Audit-Related Fees(2)	$1,347,000	$818,000
Tax Fees(3):
Settlement of Contingent Fee arrangements	$—	$6,962,500
Other tax fees	$3,477,000	$1,554,500

Total Tax Fees	$3,477,000	$8,517,000
All Other Fees(4)	$115,000	$—

TOTAL	$14,909,000	$25,145,000

(1)	Audit fees in 2003 and 2004 consisted primarily of fees related to the audit of the Company’s annual consolidated financial statements. In 2004, audit fees also included auditing procedures performed in accordance with Sarbanes-Oxley Act Section 404 and the related Public Company Accounting Oversight Board Auditing Standard Number 2 regarding the Company’s internal control over financial reporting.

This category also includes work generally only the independent registered public accounting firm can reasonably be expected to provide, such as attestation requirements on statutory reports and regulatory filings of the Company and certain of its wholly owned subsidiaries.
(2)	Audit related fees consisted principally of audits of employee benefit plans and audits in connection with dispositions.
(3)	Other tax fees consisted principally of tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

In May 2004, the SEC clarified its position on the provision of services with respect to contingent, findings-based and value-added fee arrangements. In response to this clarification the Company converted five contingent fee arrangements, previously entered into in 2000, to “time and material” fee arrangements and made a payment of $6,962,500 for services performed through May 2004. The Company will not enter into such arrangements with the independent registered public accounting firm in the future. These services are considered tax compliance services based on the above definition.
(4)	All other fees in 2003 consisted principally of work performed in preparation of the Sarbanes-Oxley Act Section 404 attestation requirements which became effective for the first time in 2004.

The Audit Committee has considered whether the provision of services other than audit services by Deloitte & Touche LLP and its domestic and global affiliates is compatible with maintaining independence and the Audit Committee believes that this provision of services is compatible with maintaining Deloitte & Touche LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or cat -

egory of services and is subject to a specific limitation. The independent registered public accounting firm and management are required to report to the Audit Committee at each regular meeting regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In 2004, all Deloitte & Touche LLP services were pre-approved by the Audit Committee.

3.  Approval of Amended and Restated AEP System 2000 Long-Term Incentive Plan

THE AMERICAN ELECTRIC Power System 2000 Long-Term Incentive Plan (2000 Plan) was approved by AEP’s shareholders at the 2000 annual meeting. The purpose of the 2000 Plan is to promote the interests of AEP and its shareholders by strengthening AEP’s ability to attract, motivate and retain employees and Directors, to align further the interests of AEP’s management with the shareholders, and to provide an additional incentive for employees and Directors to promote the financial success and growth of AEP. The aggregate number of shares currently reserved for issuance under the 2000 Plan is 15,700,000 shares, of which 3,754,150 remain available for awards.

The 2000 Plan allows the grant of incentive awards to employees of the AEP System and to nonemployee members of the Board of Directors. The 2000 Plan provides for the grant of stock options, including incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, performance share awards, phantom stock, and dividend equivalents, as described below.

The Board of Directors approved at its meeting on February 22, 2005 and is now asking shareholders to vote on and approve amendments to the 2000 Plan (the 2000 Plan, as so amended, the Plan). Amendments requiring shareholder approval are (i) the provision of an additional 15,445,850 shares of AEP Common Stock for awards under the Plan, which, when added to 3,754,150 shares currently available (as of February 22, 2005), establishes a new limit of 19,200,000 shares of AEP Common Stock available for new awards under the Plan (the Plan also establishes a limit of 9 million shares of AEP Common Stock for new full value share awards which includes all awards other than stock options and cash settled or paid stock appreciation rights); (ii) an increase in the maximum number of options and stock appreciation rights that may be awarded to a participant during any three calendar year period from 1,650,000 to 2,000,000 each; (iii) an increase in the maximum number of restricted shares that may be awarded to a participant during any one calendar year from 330,000 to 400,000; (iv) an increase in the maximum amount of compensation that may be payable to a participant during any one calendar year under a performance-based award from $8,260,000 to $15,000,000; (v) an increase in the maximum number of performance share units that may be earned by a participant during any one calendar year from 330,000 to 400,000; and (vi) the revised performance criteria under the Plan.

The Plan is designed to allow for the grant of certain types of awards that conform to the requirements for tax deductible “performance-based” compensation under Section 162(m) of the Internal Revenue Code, as discussed under Tax Policy on Deductibility of Executive Compensation in the section of this proxy statement entitled Human Resources Committee Report on Executive Compensation. Shareholder approval of the Plan is also requested in order to maximize the deductibility of the payments under the Plan to AEP’s chief executive officer and other four most highly compensated officers under the provisions of Section 162(m), and to comply with the requirements of the regulations issued by the Internal Revenue Service governing the deductibility of individual compensation amounts in excess of $1,000,000.

The Human Resources Committee (HR Committee) expects to consider approximately 550 employees for participation in the Plan each year. The number of persons eligible to participate in the Plan and the number of grantees may vary from year to year.

The closing price of AEP’s Common Stock on March 1, 2005, was $33.71 per share.

Performance Criteria

The Board of Directors amended and restated the performance criteria upon which the payment or vesting of a performance award may be based. As amended and restated, the performance criteria available to the HR Committee under the Plan include:

•	earnings measures (including, for example, primary earnings per share, fully diluted earnings per share, ongoing earnings per share, net income, pre-tax income, operating income, earnings before interest, taxes, depreciation and amortization or any combination thereof, and net operating profits after taxes);

•	expense control (including, for example, operations & maintenance expense, total expenditures, expense ratios, and expense reduction);

•	customer measures (including, for example, customer satisfaction, service cost, service levels, responsiveness, bad debt collections or losses, and reliability—such as outage frequency, outage duration, and frequency of momentary outages);

•	safety measures (including, for example, recordable case rate, severity rate, and vehicle accident rate);

•	diversity measures (including, for example, minority placement rate and utilization);

•	environmental measures (including, for example, emissions, project completion milestones, regulatory/legislative/cost recovery goals, and notices of violation);

•	revenue measures (including, for example, revenue and margin);

•	shareholder return measures (including, for example, total shareholder return, economic value added, cumulative shareholder value added, return on equity, return on capital, return on assets, dividend payout ratio and cash flow(s)—such as operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital or any combination thereof);

•	valuation measures (including, for example, stock price increase, price to book value ratio, and price to earnings ratio);

•	capital and risk measures (including, for example, debt to equity ratio, dividend payout as percentage of net income and diversification of business opportunities);

•	employee satisfaction;

•	project measures (including, for example, completion of key milestones);

•	production measures (including, for example, generating capacity factor, performance against the Institute of Nuclear Power Operation index, generating equivalent availability, heat rates and production cost); and

•	such other individual performance objective that is measured solely in terms of quantitative targets related to AEP or any subsidiary or AEP’s or any such subsidiary’s business.

Summary of the Plan

The full text of the Plan is set forth in Exhibit A to which reference is made. The following description of certain features of the Plan is qualified in its entirety by this reference.

Reservation of Shares.    AEP has reserved, subject to shareholder and SEC approval of the Plan, 19,200,000 total shares of AEP Common Stock for issuance under the Plan. This includes 3,754,150 shares of AEP Common Stock that are currently available for awards under the 2000 Plan and 15,445,850 newly authorized shares of AEP Common Stock. The shares to be delivered under the Plan will be made available from authorized but unissued shares and/or shares reacquired by AEP. If any shares of AEP Common Stock that are the subject of an award are not issued and cease to be issuable for any reason, such shares will no longer be charged against such maximum share limitation and may again be made subject to awards under the Plan. In the event of certain corporate reorganizations, re -

capitalizations, or any similar corporate transactions affecting AEP or AEP Common Stock, or stock splits, stock dividends or other distribution with respect to AEP Common Stock, proportionate adjustments may be made to the number of shares available for grant under the Plan, the applicable maximum share limitations under the Plan, and the number of shares and exercise prices of outstanding awards at the time of the event.

Administration.    The Plan will be administered by the HR Committee. Subject to the limitations set forth in the Plan, the HR Committee has the authority to determine the persons to whom awards are granted, the types of awards to be granted, the time at which awards will be granted, the number of shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the time or times at which the award will become vested, exercisable or payable, and the duration of the award. The HR Committee may provide for the acceleration of the vesting period and the extension of the exercise period of an award at any time prior to its termination or upon the occurrence of specified events. With the consent of the affected participant, the HR Committee has the authority to cancel and replace awards previously granted with new awards for the same or a different number of shares and for the same or different exercise or base price and may amend the terms of any outstanding award, provided that the HR Committee shall not have the authority to reduce the exercise or base price of an award by amendment or cancellation and substitution of an existing award without approval of AEP’s shareholders. With respect to awards granted under the Plan to nonemployee members of the Board of Directors, all rights, powers and authorities vested in the HR Committee under the Plan shall instead be exercised by the Board.

Eligibility.    All employees of AEP and its subsidiaries and all nonemployee members of the Board of Directors are eligible to be granted awards under the Plan, as selected from time to time by the HR Committee in its sole discretion.

Stock Options.    The Plan authorizes the grant of nonqualified stock options and incentive stock options. Nonqualified stock options may be granted to employees and NonEmployee Directors. Incentive stock options may only be granted to employees. The exercise price of an option may be determined by the HR Committee, provided that the exercise price per share of an option may not be less than 100% of the fair market value of a share of AEP Common Stock on the date of grant. Stock options may be granted for any term specified by the HR Committee and the HR Committee may accelerate the exercisability of any option at any time. Under the Plan, the exercise price of an option is payable by the participant in cash, or, at the discretion of the HR Committee, in shares of AEP Common Stock, or by any other method approved of by the HR Committee. The terms of any Incentive Stock Option shall comply with the provisions of the Internal Revenue Code. The maximum number of shares of AEP Common Stock that may be granted under stock options to any one participant during any three calendar year period shall be limited to 2,000,000 shares. Nonqualified stock options granted under the Plan are intended to qualify for exemption under Section 162(m) of the Internal Revenue Code.

Stock Appreciation Rights.    The Plan authorizes the HR Committee to grant awards of stock appreciation rights. A stock appreciation right entitles the holder, upon exercise, to receive a payment based on the difference between the base price of the stock appreciation right and the fair market value of a share of AEP Common Stock on the date of exercise, multiplied by the number of shares as to which such stock appreciation right will have been exercised. A stock appreciation right may be granted either in tandem with an option or without relationship to an option. A stock appreciation right granted in tandem with an option will have a base price per share equal to the per share exercise price of the option, will be exercisable only at such time or times as the related option is exercisable and will expire no later than the time when the related option expires. Exercise of the option or the stock appreciation right as to a number of shares results in the cancellation of the same number of shares under the tandem right. A stock appreciation right granted without relationship to an option will be exercisable as determined by the HR Committee. The base price assigned to a stock appreciation right granted without relationship to an option shall not be less than 100% of the fair market value of a share of AEP Common Stock on the date of grant. The maximum number of shares of AEP Common Stock that may be subject to stock appreciation rights granted to any one participant during any three calendar year period shall be limited to 2,000,000 shares. Stock appreciation rights are payable in cash, in restricted or unrestricted shares of AEP Common Stock, or a combination thereof, in the discretion of the HR Committee. Any shares of AEP Common Stock used to settle or pay stock appreciation rights will be counted as full value shares. Stock appreciation rights granted under the Plan are intended to qualify for exemption under Section 162(m) of the Internal Revenue Code.

Performance Awards.    The Plan authorizes the HR Committee to grant performance awards, which are units denominated on the date of grant either in shares of AEP Common Stock (performance shares) or in specified dollar amounts (performance units). Performance awards are payable upon the achievement of performance criteria established by the HR Committee at the beginning of the performance period. At the time of grant, the HR Committee establishes the number of units, the duration of the performance period or periods, the applicable performance criteria, and, in the case of performance units, the target unit value or range of unit values for the performance awards. At the end of the performance period, the HR Committee determines the payment to be made based on the extent to which the performance goals have been achieved. Performance awards are payable in cash, restricted or unrestricted shares of AEP Common Stock, phantom stock or options, or a combination thereof, in the discretion of the HR Committee.

The HR Committee may grant performance awards that are intended to qualify for exemption under Section 162(m) of the Internal Revenue Code, as well as performance awards that are not intended to so qualify. A Section 162(m) qualified award may relate to AEP, any subsidiary or any business unit, may be measured on an absolute or relative-to-peer- group basis, and must be based upon the performance criteria stated above under Performance Criteria.

The HR Committee may at any time before payment reduce the number of performance awards earned by any participant for a performance period. The maximum amount of compensation that may be payable in any one calendar year to any one participant designated to receive a performance unit award intended to qualify under Section 162(m) is $15,000,000. The maximum number of performance share units that may be earned in any one calendar year by any one participant that is intended to qualify under Section 162(m) is 400,000 units.

Restricted Stock.    The Plan authorizes the HR Committee to make awards of restricted stock. An award of restricted stock represents shares of AEP Common Stock that are issued subject to such restrictions on transfer and on incidents of ownership and such forfeiture conditions as the HR Committee deems appropriate. The restrictions imposed upon an award of restricted stock will lapse in accordance with the vesting requirements specified by the HR Committee in the award agreement. Such vesting requirements may be based on the continued employment of the participant for a specified time period or on the attainment of specified business goals or performance criteria established by the HR Committee. Subject to the transfer restrictions and forfeiture restrictions relating to the restricted stock award, the participant will otherwise have the rights of a shareholder of AEP, including all voting and dividend rights, during the period of restriction unless the HR Committee determines otherwise at the time of the grant.

The HR Committee may grant awards of restricted stock that are intended to qualify for exemption under Section 162(m) of the Internal Revenue Code, as well as awards that are not intended to so qualify. An award of restricted stock that is intended to qualify for exemption under Section 162(m) shall have its vesting requirements limited to the performance criterion mentioned above under the heading Performance Criteria. The maximum number of shares of AEP Common Stock that may be subject to awards of restricted stock intended to qualify under Section 162(m) granted to any one participant during any calendar year shall be limited to 400,000 shares.

Phantom Stock.    The Plan authorizes the HR Committee to grant awards of phantom stock. An award of phantom stock gives the participant the right to receive payment at the end of a fixed vesting period based on the value of a share of AEP Common Stock at the time of vesting. Phantom Stock Units are subject to such restrictions and conditions to payment as the HR Committee determines are appropriate. An award of phantom stock may be granted, at the discretion of the HR Committee, together with an award of dividend equivalent rights for the same number of shares covered thereby. Phantom stock awards are payable in cash, restricted or unrestricted shares of AEP Common Stock, options, or a combination thereof, at the discretion of the HR Committee.

The same conditions and limitations applicable to restricted stock awards are also applicable to phantom stock awards that are intended to qualify for exemption under Section 162(m).

Dividend Equivalents.    The Plan authorizes the HR Committee to grant awards of dividend equivalents. Dividend equivalent awards entitle the holder to a right to receive cash, shares of AEP Common Stock, or other property equal in value to dividends paid with respect to a specified number of shares of AEP Common Stock. Dividend equivalents may be awarded on a free-standing basis or in connection with another award, and may be paid currently or on a deferred basis. The HR Committee may provide at the date of grant or thereafter that the dividend equivalent award shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares of AEP Common Stock, or other investment vehicles as the HR Committee may specify, provided that dividend equivalent awards (other than free-standing dividend equivalent awards) shall be subject to all conditions and restrictions of the underlying awards to which they relate.

Change in Control.    The HR Committee may provide for the effect of a “change in control” (as defined in the Plan) upon an award granted under the Plan. Such provisions may include:

•	The acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from an award;

•	The waiver or modification of performance or other conditions related to payment or other rights under an award;

•	Providing for the cash settlement of an award for an equivalent cash value; or

•	Such other modification or adjustment to an award as the HR Committee deems appropriate.

Term and Amendment.    The Plan has no fixed expiration date but no award may be granted after April 26, 2015. The HR Committee will establish expiration and exercise dates on an award-by-award basis. The Board may amend the Plan at any time, except that shareholder approval is required for amendments that would either (i) increase the number of shares of AEP Common Stock reserved for issuance under the Plan or (ii) allow the grant of options at an exercise price below fair market value or (iii) allow the repricing of options.

Federal Income Tax Consequences.    The following is a general description of the federal income tax consequences to participants and AEP relating to options and other awards that may be granted under the Plan based on present tax law. This discussion does not purport to cover all tax consequences relating to options and other awards.

A participant will not recognize income upon the grant of a nonqualified stock option to purchase shares of AEP Common Stock. Upon exercise of the option, the participant will recognize ordinary compensation income equal to the excess of the fair market value of the shares of AEP Common Stock on the date the option is exercised over the exercise price for such shares. AEP will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the participant. The deduction will be allowed at the same time that the participant recognizes the income.

A participant will not recognize income upon the grant of an incentive stock option to purchase shares of AEP Common Stock and will not recognize income upon exercise of the option, provided the participant was an employee of the AEP System at all times from the date of grant until three months prior to exercise. Where a participant who has exercised an incentive stock option sells the shares of AEP Common Stock acquired upon exercise more than two years after the grant date and more than one year after exercise, capital gain or loss will be recognized equal to the difference between the sales price and the exercise price. A participant who sells such shares of AEP Common Stock within two years after the grant date or within one year after exercise will recognize ordinary compensation income in an amount equal to the difference between the fair market value of such shares on the date of exercise (that is, the sales proceeds excluding any brokerage fees or other costs paid in connection with the disposition) and the exercise price. Any remaining gain or loss will be treated as a capital gain or loss. AEP will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the optionee in this case. The deduction will be allowable at the same time that the participant recognizes the income.

Except as otherwise specified under Section 409A of the Internal Revenue Code, the current federal income tax consequences of other awards authorized under the Plan are generally in accordance with the following: stock appreciation rights are subject to taxation in substantially the same manner as nonqualified stock options; restricted stock subject to a substantial risk of forfeiture results in income recognition only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); performance awards, phantom stock and dividend equivalents are generally subject to tax at the time of payment. In each of the foregoing cases, AEP will generally have a corresponding deduction at the same time that the participant recognizes income.

Section 409A was added to the Internal Revenue Code by the American Jobs Creation Act of 2004 and generally affects amounts deferred under a covered nonqualified deferred compensation plan after December 31, 2004, and such prior deferrals under a plan that has been materially modified after October 3, 2004. Section 409A provides that covered amounts deferred under a nonqualified deferred compensation plan are includable in the participant’s gross income to the extent not subject to a substantial risk of forfeiture and not previously included in income, unless certain requirements are met, including limitations on the timing of deferral elections and events that may trigger the distribution of deferred amounts. Preliminary guidance issued under Code Section 409A suggests that certain types of awards under the Plan (other than incentive stock options) may be subject to the additional limitations. The Board intends to further review the terms of the Plan and awards made under the Plan and may adopt such additional amendments as it determines appropriate in light of the current and any additional guidance issued under Code Section 409A.

Equity Compensation Plan Information

All of AEP’s equity compensation plans (as defined by applicable SEC regulations) have been approved by its shareholders. AEP’s equity compensation plan information as of December 31, 2004 is as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	8,228,592	$33.29	4,757,247
Equity compensation plans not approved by security holders	0	N/A	0
Total	8,228,592	$33.29	4,757,247

(1)	Consists of shares to be issued upon exercise of outstanding options granted under the American Electric Power System 2000 Long-Term Incentive Plan and the CSW 1992 Long-Term Incentive Plan (CSW Plan). The CSW Plan was in effect prior to the consummation of the AEP-CSW merger. All unexercised options granted under the CSW Plan were converted into options to purchase 0.6 AEP common shares, vested on the merger date and will expire ten years after their grant date. No additional options will be issued under the CSW Plan.

Vote Required.

Approval of this proposal requires the affirmative vote of holders of a majority of the shares of AEP Common Stock present in person or by proxy at the meeting.

Your Board of Directors recommends a vote FOR approval of the Amended and Restated American Electric Power System 2000 Long-Term Incentive Plan.

4.    Shareholder Proposal

A SHAREHOLDER, the AFL-CIO Reserve Fund, 815 Sixteenth Street NW, Washington DC 20006, has informed the Company that it intends to present the proposal set forth below at the meeting. The AFL-CIO Fund states that it is the beneficial owner of 200 shares of our Common Stock.

RESOLVED: The shareholders of American Electric Power (the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of any future extraordinary retirement benefits for senior executives. The Board shall implement this policy in a manner that does not violate any existing employment agreement or vested pension benefit.

For the purposes of this resolution, “extraordinary retirement benefits” means receipt of additional years of service credit not actually worked, preferential benefit formulas not provided under the Company’s tax-qualified retirement plans, accelerated vesting of pension benefits, and retirement perquisites and fringe benefits that are not generally offered to other Company employees.

Supporting Statement:    Supplemental executive retirement plans provide retirement benefits for a select group of management or highly compensated employees whose compensation exceeds limits set by Federal tax law. Because SERPs are unfunded plans and payable out of the Company’s general assets, the associated pension liabilities can be significant.

Our Company’s SERPs provide executives with additional pension benefits not provided by the Company’s tax-qualified retirement plan. Specifically, several of our Company’s senior executives have received years of service credit under the Company’s SERPs for years not actually worked.

Under their employment agreements, Company Chairman and CEO E. Linn Draper and Vice President Susan Tomasky received 24 and 20 additional years of service pension credit, respectively. In addition, Chief Operating Officer Thomas Shockley will receive approximately 8 extra years of pension service credit and Executive Vice President Thomas Hagan will receive approximately 6 extra years of pension service credit if they remain employed with the Company until age 60.

Providing senior executives with unearned years of service pension credit increases the cost of Company’s SERPs to shareholders. In our view, the actuarial present value of an executive’s extraordinary retirement benefit can be worth tens of millions of dollars. In addition, we believe these extraordinary pension benefits are unnecessary given the high levels of executive compensation at our Company.

To help ensure that the use of extraordinary pension benefits for senior executives are in the best interests of shareholders, we believe such benefits should be submitted for shareholder approval. Because it is not always practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

For these reasons, please vote FOR this proposal.

Directors’ Recommendation

Your Board of Directors recommends a vote AGAINST the preceding shareholder proposal for the following reasons:

Our executive compensation program is designed to help AEP compete for the superior talent required to achieve corporate objectives and increase shareholder value. The HR Committee, or, with respect to the compensation program for the CEO, all of the independent members of our Board of Directors (collectively, the Committee) oversees our executive compensation program and approves all compensation arrangements with our executive officers (including employment agreements and retirement benefits). The Committee believes all of AEP’s compensation programs are consistent with utility and general industry practice for companies of comparable size and are necessary to attract, motivate, reward and retain talented executives.

The shareholder proposal requests our Board of Directors to seek shareholder approval of certain types of retirement benefits provided under employment agreements and non-qualified retirement programs. Retirement benefits are a critical component of a senior executive’s overall compensation program. Removing the flexibility of the Committee to oversee this important aspect of executive compensation would place AEP at a significant competitive disadvantage.

Although the supporting statement for the proposal focuses on retirement benefits in effect for several of the most highly compensated executive officers of AEP last year, the proposal states that the new policy should be implemented “in a manner that does not violate any existing employment agreement or vested pension benefit.” The specific retirement benefits objected to in the supporting statement for the proposal are provided for under employment agreements or vested supplemental retirement arrangements. As a result, the shareholder proposal, by its own terms, would only apply to future grants of retirement benefits.

The supporting statement for the proposal asserts that the retirement benefits objected to are “unnecessary given the high levels of executive compensation at our Company...”As noted below in the Human Resources Committee Report on Executive Compensation, the

salary and bonuses of AEP’s executive officers are consistent with AEP’s compensation peer group. In order to attract high quality senior management, AEP must have the flexibility to offer the same salary and bonus opportunities and retirement benefits offered by similar companies.

At the 2004 Annual Meeting, only 28.6% of shares voted were in support of a substantially identical proposal. Accordingly, your Board of Directors recommends a vote AGAINST this proposal.

Vote Required.    Approval of this proposal requires the affirmative vote of holders of a majority of the shares of AEP Common Stock present in person or by proxy at the meeting.

Accordingly, your Board of Directors recommends a vote AGAINST this proposal.

Other Business

THE BOARD OF DIRECTORS does not intend to present to the meeting any business other than the election of directors, the ratification of the appointment of the independent registered public accounting firm and the approval of amendments to our Long Term Incentive Plan.

If any other business not described herein should properly come before the meeting for action by the shareholders, the persons named as proxies on the enclosed card or their substitutes will vote the shares represented by them in accordance with their best judgment. At the time this proxy statement was printed, the Board of Directors was not aware of any other matters that might be presented.

Executive Compensation

THE FOLLOWING TABLE shows for 2004, 2003 and 2002 the compensation earned by the chief executive officer and the four other most highly compensated executive officers (as defined by SEC regulations) of AEP at December 31, 2004 and Mr. Fayne, who ceased being an executive officer in July, 2004 and resigned on December 31, 2004.

Summary Compensation Table

Name and Principal Position		Annual Compensation			Long-Term Compensation
					Awards		Payouts
	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation $(3)	Restricted Stock Award ($)(4)	Securities Underlying Options (#)	LTIP Payouts $(5)	All Other Compensation ($)(6)
Michael G. Morris — Chairman of the board and chief executive officer of the Company; chairman of the board, president and chief executive officer of AEP and the Service Corporation; chairman of the board and chief executive officer of other AEP System companies(7)	2004	1,123,577	1,250,000	607,553	9,228,000	149,000	-0-	178,058
Susan Tomasky — Executive vice president and chief financial officer of the Company; executive vice president-chief financial officer, assistant secretary and director of the Service Corporation; vice president and director of other AEP System companies	2004 2003 2002	503,846 476,827 451,731	350,000 256,137 49,116	-0- -0- -0-	-0- -0- -0-	-0- 25,000 88,000	-0- -0- -0-	50,791 37,208 79,373
Thomas M. Hagan — Executive vice president-AEP Utilities West and director of the Service Corporation; vice president and director of other AEP System companies	2004 2003 2002	443,385 421,615 345,517	241,684 237,850 -0-	58,330 -0- -0-	-0- -0- -0-	-0- 25,000 88,000	-0- -0- -0-	141,398 29,326 59,976
Holly K. Koeppel — Executive vice president-AEP Utilities East and director of the Service Corporation; vice president and director of other AEP System companies	2004 2003 2002	443,385 426,635 267,279	267,217 175,000 250,000	2,404 -0- -0-	-0- -0- -0-	-0- 25,000 88,000	-0- -0- -0-	37,304 25,451 109,751
Robert P. Powers — Executive vice president-Generation and director of the Service Corporation; vice president and director of other AEP System companies	2004 2003 2002	433,308 416,596 401,539	275,000 300,000 49,116	654 -0- -0-	-0- -0- -0-	-0- 25,000 88,000	-0- -0- -0-	34,879 29,007 68,853
Henry W. Fayne — (retired) Executive vice president and director of the Service Corporation; vice president and director of other AEP System companies(8)	2004 2003 2002	518,961 501,923 481,846	309,000 256,225 49,116	-0- -0- -0-	-0- -0- -0-	-0- 25,000 88,000	-0- -0- -0-	970,895 39,150 80,830

(1)	Amounts in the Salary column are composed of executive salaries, and additional days of pay earned for years with more than the standard 260 calendar workdays and holidays.

(2)

Amounts in the Bonus column reflect awards under the Senior Officer Annual Incentive Compensation Plan (SOIP) for 2003 and 2004, except for Mr. Fayne whose 2004 bonus was paid as part of a severance agreement. Payments pursuant to the SOIP are made in the first quarter of the succeeding fiscal year for performance in the year indicated. No SOIP awards were made for 2002, but Messrs. Powers and Fayne and Ms. Tomasky received payments of $49,116 each in February 2002 in recognition of their efforts in connection with a management reorganization. The amount in the Bonus column for Ms. Koeppel in 2002 represents a payment for successfully completing the sale of certain international investments.

(3)	Amounts shown in Other Annual Compensation include perquisites if the aggregate amount of such benefits exceeds $50,000. For Mr. Morris, the amount shown for 2004 includes the incremental cost associated with his personal use of the Company’s airplane of $250,487 and premiums for life insurance that the Company funds on his behalf of $141,403. The Other Annual Compensation also includes tax gross-up payments for Mr. Morris and the other named executive officers.

(4)	Mr. Morris received an award of 300,000 restricted shares granted under the Company’s 2000 Long-Term Incentive Plan upon his employment with AEP. The award was made on January 2, 2004. 50,000 shares vested on January 1, 2005 and 50,000 shares vest on January 1, 2006. The remaining 200,000 shares of restricted stock were granted as a replacement for certain long-term compensation that Mr. Morris forfeited from his prior employer in order to accept his position at AEP. These shares vest, subject to his continued employment, in three equal components on November 30, 2009, November 30, 2010 and November 30, 2011, respectively. The value of the restricted stock as of December 31, 2004 ($10,302,000) is determined by multiplying the total number of shares held by the closing price of AEP Common Stock on the New York Stock Exchange on December 31, 2004. Dividends are paid on all restricted shares at the same rate as paid on AEP’s Common Stock.

(5)	Amounts in the Long-Term Compensation — Payouts column generally reflect phantom stock units resulting from performance share units issued under the AEP 2000 Long-Term Incentive Plan. However, no shares were earned under this or any other plan in the periods shown. The December 10, 2003 through December 31, 2004 performance period did result in an award score of 123.1% of the target award and accrued dividends. However, these shares have not vested and will not generally vest until December 31, 2006, subject to the participant’s continued employment. Therefore, the payout for these performance shares will be reported for 2006 if and when they vest. See below under Long-Term Incentive Plans — Awards in 2004 and page 26 for additional information.

(6)	Amounts in the All Other Compensation column for 2004, except for additional compensation to Messrs. Morris and Fayne disclosed in footnotes (7) and (8), include (i) AEP’s matching contributions under the AEP Retirement Savings Plan and the AEP Supplemental Retirement Savings Plan, a non-qualified plan designed to supplement the AEP Retirement Savings Plan; (ii) relocation and temporary living expenses and (iii) subsidiary companies’ director fees. Detail of the 2004 amounts included in the All Other Compensation column is shown below.

Item	Mr. Morris	Ms. Tomasky	Mr. Hagan	Ms. Koeppel	Mr. Powers	Mr. Fayne
Savings Plan Matching Contributions	$6,534	$6,888	$8,850	$9,225	$7,283	$6,793
Supplemental Savings Plan Matching Contributions	41,712	27,103	21,626	18,429	16,546	27,892

Relocation and Temporary Living Expenses	27,250	-0-	101,972	-0-	-0-	-0-

Subsidiary Director Fees	17,400	16,800	8,950	9,650	11,050	16,200

(7)	No 2002 or 2003 compensation information is reported for Mr. Morris because he was not an executive officer in those years. Club initiation fees of $85,163 were included in the All Other Compensation column for Mr. Morris.

(8)	In July 2004, AEP realigned its management team and Mr. Fayne ceased being an executive officer of AEP and was assigned other responsibilities. He left active employment on December 31, 2004 with 31 years of service and, as a result, was paid severance compensation of $814,039 and accrued vacation pay of $105,971 that is included in the All Other Compensation column. He also received a bonus of $309,000, which is included in the Bonus column.

Option Grants in 2004

Individual Grants
Name	Number of Securities Underlying Options Granted(#)(1)	Percent Of Total Options Granted to Employees In 2004	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(2)
M. G. Morris	149,000	100%	$30.76	1-2-2014	902,940
S. Tomasky	-0-	-0-	-0-	—	-0-
T. M. Hagan	-0-	-0-	-0-	—	-0-
H. K. Koeppel	-0-	-0-	-0-	—	-0-
R. P. Powers	-0-	-0-	-0-	—	-0-
H. W. Fayne	-0-	-0-	-0-	—	-0-

(1)	Mr. Morris is the only executive officer named in the Summary Compensation Table who was granted options in 2004. Upon his hire, the HR Committee granted 149,000 stock options to Mr. Morris pursuant to his employment agreement. All other executives named in the Summary Compensation Table were granted options in December 2003. Mr. Morris’ options were granted on January 2, 2004 and have an exercise price of $30.76, which is equal to the closing price of AEP Common Stock on the New York Stock Exchange on that date. Mr. Morris’ options will vest in three approximately equal annual amounts beginning on January 1, 2005. These options also fully vest upon termination due to retirement, death or for such other circumstances as the HR Committee determines warrant vesting and continuation of these options. In the above circumstances, these options will expire on the earlier of five years from the date of termination or death, or the original expiration date. All AEP stock options may also vest as the result of a change-in-control of AEP (see discussion of the Change-in-Control Agreements on page 31) and expire upon termination of employment for reasons other than retirement, disability or death, unless the HR Committee determines that circumstances warrant continuation of the options for up to five years. Options are nontransferable.
(2)	Value was calculated using the Black-Scholes option valuation model. The actual value, if any, ultimately realized depends on the market value of AEP Common Stock at a future date.

Significant assumptions for the grant on January 2, 2004 are shown below:

Stock Price Volatility	28.17%	Dividend Yield	4.84%
Risk-Free Rate of Return	4.14%	Option Term	7 years

Aggregated Option Exercises in 2004 and Year-end Option Values

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12-31-04(#)		Value of Unexercised In-The-Money Options at 12-31-04($)*
			Exercisable	Unexercisable	Exercisable	Unexercisable
M. G. Morris	—	—	—	149,000	-0-	$533,420
S. Tomasky	29,333	206,130	200,000	83,667	-0-	$586,846
T. M. Hagan	—	—	91,833	83,667	$213,544	$586,846
H. K. Koeppel	29,332	182,357	23,700	83,668	-0-	$586,853
R. P. Powers	—	—	139,033	107,267	$213,544	$586,846
H. W. Fayne	29,333	211,178	283,667	—	$586,846	—

*	Based on the difference between the closing price of AEP Common Stock on the New York Stock Exchange on December 31, 2004 ($34.34) and the option exercise price. “In-the-money” means the market price of the stock is greater than the exercise price of the option on the date indicated.

Long-Term Incentive Plans — Awards In 2004

Mr. Morris is the only executive officer named in the Summary Compensation Table who received awards in 2004. Pursuant to his employment contract, Mr. Morris was awarded performance share units in January 2004, pursuant to the Company’s 2000 Long-Term Incentive Plan. All other executives named in the Summary Compensation Table received awards for the same period of performance in December 2003, which were previously reported in AEP’s 2004 Proxy Statement. Although Mr. Morris’ individual performance period was less than one year, the performance period measured exceeded one year. Mr. Morris’ award is described here and in footnote 5 to the Summary Compensation Table under LTIP Payouts for consistency with the other named executive officers. Performance share units are generally equivalent to shares of AEP Common Stock. Dividends are reinvested in additional performance share units for the same performance and vesting period using the closing price of the AEP Common Stock on the dividend payment date. The value of the performance share unit awards is dependent on the Company’s total shareholder return for the applicable performance period relative to the S&P electric utilities, the market price of AEP Common Stock at the end of the performance period, the value of dividends paid during the performance period, the AEP Common Stock price on each dividend payment date and AEP’s earnings per share versus a target established by the HR Committee.

The number of common stock equivalent units that may be earned at threshold, target and maximum performance levels, excluding any reinvested dividends, is shown in the table below. The HR Committee may, in its discretion, reduce the number of performance share unit targets otherwise earned. In accordance with the performance goals established for the periods set forth below, the threshold, target and maximum awards are equal to 20%, 100% and 200%, respectively, of the performance share unit awards.

Deferral of earned performance share units into phantom AEP Stock Units (equivalent to shares of AEP Common Stock) is mandatory until the officer has met his or her stock ownership requirements discussed in the Human Resources Committee Report on Executive Compensation. Once their stock ownership requirement is met, officers may elect to continue to defer earned performance share units or to receive subsequently earned awards in cash and/or AEP Common Stock.

Name	Number of Performance Share Units	Performance Period Until Maturation or Payout	Estimated Future Payouts of Performance Share Units Under Non-Stock Price-Based Plan
			Threshold (#)	Target (#)	Maximum (#)
M. G. Morris	119,000	12/10/03 – 12/31/04	23,800	119,000	238,000
S. Tomasky	-0-		-0-	-0-	-0-
T. M. Hagan	-0-		-0-	-0-	-0-
H. K. Koeppel	-0-		-0-	-0-	-0-
R. P. Powers	-0-		-0-	-0-	-0-
H. W. Fayne	-0-		-0-	-0-	-0-

The December 10, 2003 through December 31, 2004 performance period did result in an award score of 123.1% of the target award and accrued dividends. These performance shares will generally vest, subject to the participant’s continued employment, on December 31, 2006 and, upon vesting, will be reported in the LTIP Payouts column. As of December 31, 2004, the performance shares awarded for Mr. Morris and the other named executive officers (other than Mr. Fayne) had an estimated value of $5,247,770 and $934,872, respectively. The number of performance shares held by Mr. Fayne for this performance period was reduced by approximately two-thirds upon his retirement. The estimated value of Mr. Fayne’s performance shares was $311,601 as of December 31, 2004.

Retirement Benefits

AEP maintains qualified and nonqualified defined benefit ERISA pension plans for eligible employees. The tax-qualified plans are the American Electric Power System Retirement Plan (AEP Retirement Plan) and the Central and South West Corporation Cash Balance Retirement Plan (CSW Cash Balance Plan). The nonqualified plans are the American Electric Power System Excess Benefit Plan (AEP Excess Benefit Plan) (together with the AEP Retirement Plan, the AEP Plans) and the Central and South West Corporation Special Executive Retirement Plan (CSW SERP) (together with the CSW Cash Balance Plan, the CSW Plans), each of which provides (i) benefits that cannot be payable under the respective tax-qualified plans because of maximum limitations imposed on such plans by the Internal Revenue Code and (ii) benefits pursuant to individual agreements with certain AEP employees. The CSW Plans continue as separate plans for those AEP System employees who were participants in the CSW Cash Balance Plan as of December 31, 2000. Each of the executive officers named in the Summary Compensation Table (other than Mr. Hagan) participates in the AEP Plans. Mr. Hagan participates in the CSW Plans.

The benefit formula generally used to calculate benefit additions under the pension plans for all plan participants (including the executive officers named in the Summary Compensation Table) is a cash balance formula. When the cash balance formula was added to each plan, an opening balance was established for employees then participating under each plan’s prior benefit formula (as further described below), using a number of factors as set forth in the appropriate plan. Under the cash balance formula, each participant has an account established (for record keeping purposes only) to which dollar amount credits are allocated each year based on a percentage of the participant’s eligible pay. The amount of pay taken into account for the executive officers named in the Summary Compensation Table has been capped at $1,000,000. Effective January 1, 2004, that cap on eligible pay was increased to the greater of $1,000,000 or two times the participant’s annual base rate of pay as of the last day of a given year (or, if the participant’s employment was terminated during the year, as of the date of such termination of employment). The applicable percentage of eligible pay credited to a participant’s account is determined each year by reference to the participant’s age and years of vesting service as of December 31 of that year (or as of the participant’s termination date, if earlier). The following table shows the applicable percentage used to determine the annual dollar amount credits based on the sum of age and years of service indicated:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 30	3.0%
30-39	3.5%
40-49	4.5%
50-59	5.5%
60-69	7.0%
70 or more	8.5%

All dollar amount balances in the cash balance accounts of participants earn a fixed rate of interest that is also credited annually. The interest rate for a particular year is the Applicable Interest Rate set in accordance with Section 417(e)(3)(A)(ii) of the Internal Revenue Code and is currently the average interest rate on 30-year Treasury securities for the month of November of the prior year. For 2004, the interest rate was 5.12%. Interest continues to be credited as long as the participant’s balance remains in the plan.

The CSW SERP also includes a final average pay cash balance formula which provides that the cash balance account of participants who at termination of employment hold the office of Vice President or higher of an employer participating in the CSW Plans will be no less than (i) the sum of the Applicable Percentages from the foregoing table generally for each year that the participant earned credited service under the CSW Cash Balance Plan, multiplied by (ii) the participant’s final average pay. “Final average pay” for executive officers generally is the average annual compensation (consisting of the following amounts when paid: wages as reported in the Salary column of the Summary Compensation Table and that the portion of the Bonus column attributable to the Senior Officer Annual

Incentive Compensation Plan, which is described in the Human Resources Committee Report on Executive Compensation under the heading Annual Incentive) during the 36 consecutive months of highest pay during the 120 months prior to retirement.

Under the cash balance formula, an amount equal to the vested balance (including tax-qualified and nonqualified benefits) then credited to the account is payable to the participant in the form of an immediate or deferred lump-sum or an annuity or, with respect to the nonqualified benefits, in installments. Benefits under the AEP Plans and the CSW Plans generally do not become vested until the participant has been credited with at least 5 years of service. Mr. Morris has an individual agreement with AEP that provides that Mr. Morris will become vested in the amount credited to his cash balance account at a rate of 20% per year as of each of the first five anniversaries of his commencement date (January 1, 2004).

Benefits (from both the tax-qualified and nonqualified plans) under the cash balance formula are not subject to reduction for Social Security benefits or other offset amounts, except that Ms. Koeppel and Mr. Powers each have an individual agreement which provides that their supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers. The estimated annual benefit that would be payable as a single life annuity under the cash balance formula (or, with respect to Mr. Hagan, under the CSW Plans’ final average pay cash balance formula) to each of the executive officers named in the Summary Compensation Table (other than Henry Fayne) at age 65 is:

Name	Annual Benefit
M. G. Morris	$397,600
S. Tomasky	297,000
T. M. Hagan	117,100
H. K. Koeppel	194,500
R. P. Powers	192,300

These amounts are based on the following assumptions and agreements:

•	The amounts shown in the Salary column of the Summary Compensation Table are used for calendar year 2004 and all subsequent years, assuming no salary changes. The portion of the Bonus column attributable to the Senior Officer Annual Incentive Compensation Plan is used for 2005 and annual incentive awards at the 2004 target level (as further described in the Human Resources Committee Report on Executive Compensation under the heading Annual Incentive on page 34) are used for all subsequent years beyond 2005.

•	Conversion of the lump-sum cash balance to a single life annuity at age 65, based on an interest rate of 4.89% (the Applicable Interest Rate being used by the Plans for 2005) and the 1994 Group Annuity Reserving Table published by the Internal Revenue Service.

•	Mr. Morris has an individual agreement with AEP that provides for an opening cash balance account of $2,100,000 as of January 1, 2004 (his employment commencement date) and annual credits at the maximum rate provided under the AEP Plans (currently 8.5%).

•	Ms. Tomasky, Ms. Koeppel and Mr. Powers have individual agreements with AEP that credit them with years of service in addition to their years of service with AEP as follows: Ms. Tomasky, 20 years; Ms. Koeppel, 15.25 years; and Mr. Powers, 17 years. That service credit was taken into account in calculating their accrued benefit under the AEP Plans as of December 31, 2000, and therefore was reflected in the amount credited to their opening cash balance account as of January 1, 2001, the date the cash balance formula first became effective. As mentioned above, the agreements for Ms. Koeppel and Mr. Powers provide that their respective supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers.

Henry Fayne’s employment with AEP terminated as of December 31, 2004 and he commenced payment of his retirement benefits as of January 1, 2005. His retirement benefits that became payable from the AEP Plans were determined under the final average pay formula, which is described in the following paragraphs.

In addition, employees who have continuously participated in the AEP Plans since December 31, 2000 remain eligible for a pension benefit using the final average pay formula that was in place before the implementation of the cash balance formula described above. Employees who are eligible for both formulas will receive their benefits under the formula that provides the higher benefit, given the participant’s choice of the form of benefit (single life annuity, lump sum, etc.). Participants who remain eligible to receive the final average pay formula will continue to accrue pension benefits under that formula until December 31, 2010, at which time each participant’s final average pay benefit payable at the participant’s normal retirement age (the later of age 65 or 5 years of service) will be frozen and unaffected by the participant’s subsequent service or compensation. After December 31, 2010, each participant’s frozen final average pay benefit will be the minimum benefit a participant can receive from the AEP Plans at the participant’s normal retirement age.

Final average pay under the AEP Plans is computed using the highest average 36 consecutive months of the salary and bonus earned out of the participant’s most recent 10 years of service. The information used to compute the final average pay benefit for executive officers named in the Summary Compensation Table above, other than Mr. Morris (who is not eligible for the final average pay formula under the AEP Plans) and Mr. Hagan (whose final average pay benefits are discussed below in connection with the CSW Plans), is consistent with that shown in the Salary column of the Summary Compensation Table and that portion of the Bonus column attributable to the Senior Officer Annual Incentive Compensation Plan.

The following table shows the approximate annual annuities that would be payable to executive officers and other management employees under the final average pay formula of the AEP Plans, assuming termination of employment on December 31, 2004 after various periods of service and with benefits commencing at age 65.

AEP Plans Pension Plan Table

Annual Highest Average Earnings	Years of Accredited Service
	15	20	25	30	35	40
$ 400,000	$92,715	$123,620	$154,525	$185,430	$216,335	$242,935
500,000	116,715	155,620	194,525	233,430	272,335	305,585
600,000	140,715	187,620	234,525	281,430	328,335	368,235
700,000	164,715	219,620	274,525	329,430	384,335	430,885
800,000	188,715	251,620	314,525	377,430	440,335	493,535
900,000	212,715	283,620	354,525	425,430	469,335	556,185
1,000,000	236,715	315,620	394,525	473,430	552,335	618,835
1,200,000	284,715	379,620	474,525	569,430	664,335	744,135

The amounts shown in the table are the straight life annuities payable under the final average pay formula of the AEP Plans without reduction for any optional features that may be elected at the participant’s expense. Retirement benefits listed in the table are not subject to any further reduction for Social Security or other offset amounts. The retirement annuity is reduced 3% per year for each year prior to age 62 in the event of a termination of employment after age 55 and the participant’s election to commence benefits between ages 55 and 62. If an employee terminates employment after age 55 and commences benefits at or after age 62, there is no reduction in the retirement annuity.

Under the AEP Plans, as of December 31, 2004, for the executive officers named in the Summary Compensation Table (except for Mr. Morris and Mr. Hagan), the number of years of service applicable for the final average pay formula were as follows: Ms. Tomasky, 26.5 years; Ms. Koeppel, 19.8 years; Mr. Powers, 22.5 years; and Mr. Fayne, 30.1 years. The years of service for Ms. Tomasky, Ms. Koeppel and Mr. Powers include years of service provided by their respective agreements with AEP as described above in connection with the cash balance formula. The agreements for Ms. Koeppel and Mr. Powers provide that their respective supplemental retirement benefits are reduced by pension entitlements, if any, from plans sponsored by prior employers.

Under the CSW Plans, certain employees who were 50 or over and had completed at least 10 years of service as of July, 1997, remain eligible for benefits under the prior pension formulas that are based on career average pay and final average pay. Of the executive officers named in the Summary Compensation Table, Mr. Hagan is eligible to participate in the CSW Plans and has a choice upon his termination of employment to elect his benefit based on the cash balance formula or the prior pension formulas.

The following table shows the approximate annual annuities that would be payable to employees in certain higher salary classifications under the prior benefit formulas provided through the CSW Plans, assuming termination of employment on December 31, 2004 after various periods of service and with benefits commencing at age 65, and prior to reduction by up to 50 percent of the participant’s Social Security benefit.

CSW Plans Pension Plan Table

Highest Average Annual Earnings	Years of Accredited Service
	15	20	25	30 or more
$ 400,000	$100,000	$133,333	$166,667	$200,000
500,000	125,000	166,667	208,333	250,000
600,000	150,000	200,000	250,000	300,000
700,000	175,000	233,333	291,667	350,000
800,000	200,000	266,667	333,333	400,000
900,000	225,000	300,000	375,000	450,000
1,000,000	250,000	333,333	416,667	500,000
1,200,000	300,000	400,000	500,000	600,000

Under the CSW Plans, the annual normal retirement benefit payable from the final average pay formula is based on 1 2/3% of “Average Compensation” times the number of years of credited service (up to a maximum of 30 years), reduced by no more than 50 percent of the participant’s age 62 or later Social Security benefit and then adjusted annually based on changes in the consumer price index. “Average Compensation” equals the average annual compensation, reported as Salary in the Summary Compensation Table, during the 36 consecutive months of highest pay during the 120 months prior to retirement. Mr. Hagan has an agreement entered into with CSW prior to its merger with AEP under which he is entitled to a retirement benefit that will bring his credited years of service to 30 if he remains employed with AEP until age 60 or thereafter. Mr. Hagan attained age 60 during 2004. Therefore, his years of credited service and age as of December 31, 2004, are 30 and 60.

AEP also made available a voluntary deferred-compensation program in 1986, which permitted certain members of AEP System management to defer receipt of a portion of their salaries. Under this program, a participant was able to annually defer up to 10% of his or her salary over a four-year period, and receive supplemental retirement or survivor benefit payments over a 15-year period. The amount of supplemental retirement payments received is dependent upon the amount deferred, age at the time the deferral election was made, and number of years until the participant retires. Mr. Fayne is the only executive officer named in the Summary Compensation Table who participated in this program. He deferred $9,000 of his salary annually over a four-year period and, as a result of his retirement, he will receive monthly supplemental retirement payments of $4,594 over fifteen years commencing in January 2005.

Employment Agreement

The Company entered into an employment agreement (Agreement) with Mr. Morris that became effective January 1, 2004 for a three-year period. The Agreement is automatically renewed for additional one-year periods unless Mr. Morris or the Company takes specific actions to terminate it. The Agreement provides that Mr. Morris receives an annual salary of $1,115,000, subject to increase, and will participate in the annual bonus and long-term incentive plans. Mr. Morris is eligible to receive an annual bonus under the Senior Officer Annual Incentive Compensation Plan and his target percentage will be equal to at least 100% of his base salary. The Agreement provides that in his first year, Mr. Morris will receive an annual bonus that in no event is less than the target bonus. The Agreement awarded Mr. Morris a nonqualified stock option grant for 149,000 shares, a performance share grant for 119,000 shares and 100,000 restricted shares as a bonus and an additional 200,000 restricted shares as a replacement for certain long-term compensation that Mr. Morris forfeited from his prior employer in order to accept employment with the Company. One-half of the restricted shares awarded to Mr. Morris as a bonus (50,000 shares) vested on January 1, 2005 and the remaining one-half will vest, subject to his continued AEP employment, on January 1, 2006. The restricted shares awarded to Mr. Morris as a replacement for forfeited compensation will vest, subject to his continued employment, in three approximately equal components of 66,666, 66,667 and 66,667 shares on November 30, 2009, November 30, 2010 and November 30, 2011, respectively. Mr. Morris may use the Company aircraft for personal use. The Company has purchased a universal life insurance policy for Mr. Morris that provides a $3 million death benefit. Mr. Morris was provided an opening balance in the Company’s Retirement Plan of $2.1 million, which vests in increments of 20% on each of the first five anniversary dates of his employment. Mr. Morris is credited with the maximum rate permitted under the Retirement Plan (currently at 8.5%) on all eligible earnings up to two times his annual base salary. See above under Retirement Benefits for additional information. In the event the Company terminates the Agreement for reasons other than cause, Mr. Morris will receive a severance payment equal to two times his annual base salary.

Severance Agreements and Change-In-Control Agreements

In January 2005, the Board adopted a policy to seek shareholder approval for any future severance agreement with any senior executive officer of the Company when any such agreement would result in specified benefits provided to the officer in excess of 2.99 times his or her salary and bonus. The policy resulted from Board discussions that began following the April 2004 annual shareholders’ meeting, at which a majority of the shareholders who cast votes (although not a majority of the shares outstanding) approved a resolution requesting that the Board consider such a policy. A copy of the policy can be found on our website at www.AEP.com.

AEP has change-in-control agreements with all of the executive officers named in the Summary Compensation Table, except for Mr. Fayne. If there is a “change-in-control” of AEP and the executive officer’s employment is terminated (i) by AEP without “cause” or (ii) by the officer because of a detrimental change in responsibilities, a required relocation or a reduction in salary or benefits, these agreements provide for:

•	Lump sum payment equal to 2.99 times the officer’s annual base salary plus target annual incentive under the Senior Officer Annual Incentive Compensation Plan.

•	Payment, if required, to make the officer whole for any excise tax imposed by Section 4999 of the Internal Revenue Code.

•	Outplacement services and other non-cash severance or separation benefits under the terms of a plan or agreement as may then be available to other employees.

Under these agreements, “change-in-control” means:

•	The acquisition by any person of the beneficial ownership of securities representing 25% or more of AEP’s voting stock;

•	A change in the composition of a majority of the Board of Directors under certain circumstances within any two-year period; or

•	Approval by the shareholders of the liquidation of AEP, disposition of all or substantially all of the assets of AEP or, under certain circumstances, a merger of AEP with another corporation.

In addition to the change-in-control agreements described above, the American Electric Power System 2000 Long-Term Incentive Plan authorizes the HR Committee to include change-in-control provisions in award agreements (defined in a manner similar to the change-in-control agreements described above). Such provisions may include one or more of the following: (1) the acceleration or extension of time periods for purposes of exercising, vesting in or realizing gains from any award; (2) the waiver or modification of performance or other conditions related to the payment or other rights under an award; (3) provision for the cash settlement of an award for an equivalent cash value; and (4) modification or adjustment to the award as the HR Committee deems appropriate to protect the interests of participants upon or following a change-in-control. The outstanding award agreements issued to the executive officers contain provisions that accelerate the vesting and exercise dates of unexercised options and that offer a cash settlement upon a change-in-control.

The AEP Excess Benefit Plan also provides that all accrued supplemental retirement benefits become fully vested upon a change-in-control.

Human Resources Committee Report On Executive Compensation

The Human Resources Committee of the Board of Directors (HR Committee) annually reviews AEP’s executive compensation in the context of the performance of management and the Company. None of the members of the HR Committee is an officer or employee of any AEP System company. In addition, each of the current members of the HR Committee has been determined to be independent by the Board of Directors in accordance with SEC and NYSE rules. One HR Committee member, Mr. Brooks, retired as Chairman and Chief Executive Officer of Central and South West Corporation in June 2000 following the completion of the AEP-CSW merger, and currently receives non-qualified pension and deferred compensation payments from the Company. As a result Mr. Brooks is not considered to be an outside director for purposes of determining executive compensation pursuant to Section 162(m) of the Internal Revenue Code and he, therefore, abstains from voting on performance-based compensation issues at HR Committee meetings whenever this is necessary in order to preserve the intended tax deductibility of qualified compensation under Section 162(m).

In setting compensation levels, the HR Committee recognizes that AEP’s executive officers are charged with managing what is among the largest and most geographically diverse energy companies in a volatile business environment.

AEP’s executive compensation is designed to maximize shareholder value, to support the implementation of the Company’s business strategy and to improve both corporate and personal performance. The HR Committee’s compensation policies supporting these objectives are:

•	To pay in a manner that motivates both short- and long-term performance, focuses on meeting specified corporate goals and promotes the long-term interests of shareholders.

•	To place a significant amount of compensation for senior executives at risk in the form of variable incentive compensation instead of fixed or base pay, with much of this risk similar to the risk experienced by other AEP shareholders.

•	To establish compensation opportunities that enhance the Company’s ability to attract, retain, reward, motivate and encourage the development of exceptionally knowledgeable, highly qualified and experienced executives.

•	To provide compensation that is reflective of current market practices in order to maintain a stable and successful management team.

In carrying out its responsibilities, the HR Committee has hired a nationally recognized independent consultant to provide information on current trends in executive compensation and benefits within the energy services industry and among U.S. industrial companies in general, and to provide recommendations to the HR Committee regarding AEP’s compensation and benefits programs and practices.

The HR Committee annually reviews AEP’s executive compensation relative to a Compensation Peer Group comprised of companies that represent the talent markets from which AEP must compete to attract and retain executives. The HR Committee annually reviews and adjusts the composition of the Compensation Peer Group to ensure that it provides appropriate compensation comparisons. For 2004, the Compensation Peer Group consists of 13 large and diversified energy services companies, plus 12 Fortune 500 companies, which, taken as a whole, approximately reflect the Company’s size, scale, business complexity and diversity. This Compensation Peer Group differs from the S&P 500 and the S&P Electric Utility indexes, which are used for financial comparison purposes in the graph titled “Comparison of Five Year Cumulative Total Return” on page 38 in this proxy statement. The HR Committee generally uses median compensation information of the Compensation Peer Group as its benchmark but does consider other comparisons, such as industry-specific compensation surveys, when setting pay levels.

Stock Ownership Guidelines

The HR Committee believes that linking a significant portion of an executive’s current and potential future net worth to the Company’s success, as reflected in the stock price and dividends paid, gives the executive a stake similar to that of the Company’s shareholders and further encourages long-term management strategies that benefit shareholders. Therefore, the HR Committee maintains stock ownership targets for senior managers in order to further align executive and shareholder interests. The HR Committee annually reviews the target stock ownership levels for each salary grade and officer level and periodically adjusts these levels as they determine to be appropriate. AEP’s target ownership levels are directly related to the officer’s corporate position, with the greatest ownership target assigned to the chief executive officer. In 2004, stock ownership targets were assigned for each of the executive officers named in the Summary Compensation Table in an amount of 109,300 shares for the Chief Executive Officer (CEO) and 35,300 for each of the Executive Vice Presidents.

Executives are expected to achieve stock ownership targets within five years of the date each is assigned. Personal AEP stock holdings, restricted stock, and common stock equivalents resulting from performance shares, deferred compensation and balances in the AEP stock fund of the AEP System Retirement Savings Plan and AEP System Supplemental Retirement Savings Plan are included in determining compliance with the stock ownership targets. AEP’s ownership targets reflect the minimum total stock ownership each executive is expected to achieve within the specified five-year period and, therefore, all AEP common stock and stock equivalents held by an executive are counted towards all of their ownership targets simultaneously. All performance shares that would otherwise be earned are mandatorily deferred into phantom Stock Units (“career shares”), a common stock equivalent, for participants who have not met their stock ownership targets. Participants are required to hold these career shares until after their AEP employment ends. In addition, executives that have not met a minimum stock ownership target within its associated 5 year window period will be required to (i) defer twenty-five percent (25%) of their annual incentive compensation into AEP phantom Stock Units and (ii) retain all AEP shares real -

ized through AEP stock options exercises, except an amount equal to the exercise costs and tax withholding, until their stock ownership target has been satisfied. Beginning January 1, 2006, the mandatory annual incentive compensation deferral, described in (i) above, will increase to fifty percent (50%).

As of March 1, 2005, Mr. Morris, Ms. Tomasky and Mr. Hagan have each met all of their stock ownership targets. Ms. Koeppel and Mr. Powers have each met the stock ownership target assigned to them before 2004 and are on course to reach the stock ownership target assigned to them in January 2004. See the table on page 39 for actual ownership amounts.

Components of Executive Compensation

Base Salary.    When reviewing executive base salaries, the HR Committee considers the pay practices of its Compensation Peer Group; the responsibilities, performance, and experience of each executive officer; reporting relationships; supervisor recommendations; and the relationship of the base salaries of executive officers to the base salaries of other AEP employees. Base salaries are reviewed annually and adjusted, when and as appropriate, to reflect individual and corporate performance and changes within the Compensation Peer Group.

The HR Committee generally targets base salary levels at the median of AEP’s Compensation Peer Group. For 2004, base pay represented less than one-quarter of the compensation opportunity for the CEO and less than one-third for the other listed executive officers when annual and long-term incentive compensation is included (assuming target performance levels were achieved). The 2004 base salary levels for the CEO and other executive officers named in the Summary Compensation Table approximated the median of AEP’s Compensation Peer Group for the positions each held at the beginning of the year.

Annual Incentive.    The primary purpose of AEP’s annual incentive compensation is to motivate senior management to meet and exceed annual objectives that are part of the Company’s strategic plan for maximizing shareholder value. For 2004, AEP’s Senior Officer Incentive Compensation Plan (SOIP) provided a variable, performance-based annual incentive as part of total compensation for executive officers.

SOIP participants are assigned an annual target award expressed as a percentage of their base earnings for the period. For 2004 the HR Committee initially established annual SOIP target awards for the executive officers named in the Summary Compensation Table, other than Mr. Morris, of 60% of salary. The incentive target for Ms. Tomasky was increased to 65% of salary in June 2004 resulting in a weighted average target of 62.8% of salary for the full year. As part of Mr. Morris’s employment agreement, the HR Committee established his annual target award at 100% of his salary for 2004 and specified that his bonus for 2004 will not be less than the target amount.

SOIP awards for 2004 were based on the following pre-established performance measures:

•	Earnings Per Share (50%),

•	Operations and Maintenance Expense vs. Budget (15%), and

•	Annual operating goals (35%), which include:

•	Workforce Safety (15%),

•	Workforce Diversity (10%), and

•	Environmental Goals (10%).

Actual awards for 2004 could have varied from 0% to 200% of the target award based on performance. Annual incentive payments are subject to adjustment at the discretion of the HR Committee.

For 2004, the above performance measures produced an aggregate award score of 96.5% of each employee’s target award for the SOIP. The amounts earned for 2004 are shown for the executive officers listed in the Bonus column of the Summary Compensation Table on page 22.

Long-Term Incentive.    The primary purpose of longer-term, equity-based, incentive compensation is to motivate senior managers to maximize shareholder value by linking a portion of their compensation directly to shareholder return.

All AEP long-term incentive (LTI) awards to executive officers are made under the shareholder-approved American Electric

Power System 2000 Long-Term Incentive Plan. This plan provides various types of LTI and performance measures from which the HR Committee may select to provide the most effective incentives to Company management for achievement of the Company’s strategies and goals.

In December 2003 the HR Committee made LTI awards in lieu of LTI awards that would normally have been made in January 2004, which were previously reported in AEP’s 2004 proxy statement. The HR Committee reverted back to a January award cycle for subsequent LTI awards. As a result of this change in LTI award timing, AEP made no LTI awards in 2004 to the executive officers named in the Summary Compensation Table other than to Mr. Morris who received LTI awards upon his hire in January 2004 pursuant to his employment agreement.

Stock Options

Upon his hire, the HR Committee granted 149,000 stock options to Mr. Morris pursuant to his employment agreement as shown in the Summary Compensation Table on page 22.

Subsequently, the HR Committee stopped issuing new stock option awards as part of its LTI program, in favor of increased utilization of performance shares. The HR Committee believes this change was necessary to reflect changes in AEP’s business objectives, external market compensation practices, and the cost-benefit ratio of stock options relative to other alternatives. Therefore, no other stock options were awarded in 2004.

Performance Shares

The HR Committee periodically grants target performance share awards to AEP management. Performance shares were granted in January of 2002 and 2003 each covering the three-year performance period beginning January 1st of that year and generally vesting, subject to the participant’s continued employment, at the end of the performance period. Performance shares were also granted in December 2003 covering the performance period of December 10, 2003 through December 31, 2004 and generally vesting, subject to the participant’s continued employment, on December 31, 2006. The performance share awards for the 2002-2004 and 2003-2005 performance periods are earned based on AEP’s three-year total shareholder return for the performance period measured relative to the S&P electric utility index with at least median performance required to earn the target award. The performance share awards for the December 10, 2003 through December 31, 2004 performance period are earned based on two equally weighted performance measures: total shareholder return for the performance period measured relative to the S&P electric utilities and one-year earnings per share measured relative to a board approved target. The value of performance share awards ultimately earned for a performance period can range from 0%-200% of the target value plus accumulated dividends.

Upon his hire in January 2004 the HR Committee established a target performance share award of 119,000 performance shares for the December 10, 2003 through December 31, 2004 performance period for Mr. Morris pursuant to his employment agreement. No other performance share targets were established in 2004.

Payments of earned performance share awards are initially deferred in the form of phantom Stock Units (equivalent in fair value to shares of AEP Common Stock) until the participant has met his or her stock ownership target. Such deferrals continue until at least the participant’s termination of employment. Once participants reach their respective stock ownership target, they may then elect either to defer subsequent awards into AEP’s deferred compensation plan, which offers returns equivalent to various market-based investment options including AEP stock equivalents, or to receive further earned performance share awards in cash and/or AEP Common Stock.

AEP’s total shareholder return for the 2002-2004 performance period ranked 19th relative to the S&P peer utilities which produced an award score equal to 20% of the performance shares targets originally granted for this performance period plus dividend credits. However, the HR Committee reduced the award score for this performance period to 0% since AEP’s total shareholder return for this performance period was both negative and less than the return on comparable U.S. Treasury securities.

AEP’s total shareholder return and earnings per share for the December 10, 2003 through December 31, 2004 performance period produced an award score of 123.1% of the performance share targets originally granted for this performance period plus dividend credits. The resulting awards have been made in phantom Stock Units that will generally vest, subject to the participant’s continued employment, on December 31, 2006.

A further description of performance share awards is shown under Long-Term Incentive Plans – Awards in 2004 on page 26.

Restricted Stock

Upon his hire and pursuant to his employment agreement the HR Committee granted 100,000 restricted shares to Mr. Morris as a bonus and an additional 200,000 restricted shares as a replacement for certain long-term compensation from his prior employer that Mr. Morris was required to forfeit in order to accept employment with AEP. These restricted shares are shares of AEP common stock that include dividend and voting rights but that cannot be sold, transferred, pledged or otherwise encumbered until they vest. One-half of the restricted shares awarded to Mr. Morris as a bonus (50,000 shares) vested on January 1, 2005 and the remaining one-half will vest, subject to his continued AEP employment, on January 1, 2006. The restricted shares awarded to Mr. Morris as a replacement for forfeited compensation will vest, subject to his continued employment, in three approximately equal components of 66,666, 66,667 and 66,667 shares on November 30, 2009, November 30, 2010 and November 30, 2011, respectively. The HR Committee believes that granting these restricted shares to Mr. Morris was reasonable, appropriate and necessary in order to ensure his hire and a timely and successful CEO transition, as well as to motivate Mr. Morris to vigorously pursue the interests of shareholders. The dollar value of the restricted shares awarded to Mr. Morris are shown in the Summary Compensation Table on page 22.

No restricted shares were awarded to any other executive officer or other employee in 2004 but the HR Committee did award restricted Stock Units to certain executive officers and other key employees who are not listed in the Summary Compensation Table during 2004.

Tax Policy on Deductibility of Compensation

The HR Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation in excess of $1,000,000 paid in any year to the Company’s chief executive officer or any of the other four executive officers named in the Summary Compensation Table who are serving as such at the end of the year. The HR Committee’s general policy is to structure compensation programs so that Section 162(m) does not limit the tax deductibility of compensation for the Company. The HR Committee also believes that the Company needs flexibility to meet its incentive and retention objectives, even if the Company may not deduct all of its compensation. Performance shares and stock options issued under the American Electric Power System 2000 Long-Term Incentive Plan have been structured to be exempt from the deduction limit because they are made pursuant to a shareholder-approved, performance-driven plan. Annual incentive awards under the SOIP are not eligible for the performance-based exemption because the SOIP has not been designed or implemented in a manner that would comply with the requirements of Section 162(m). The HR Committee believes that it is in the interests of the Company to maintain flexibility to increase annual incentive awards above the amount a strict performance formula might provide. The reservation of such discretion, in itself, precludes the application of the exemption from the Section 162(m) deduction limits.

No executive officer named in the Summary Compensation Table, other than Mr. Morris, had taxable compensation paid in 2004 in excess of the Section 162(m) limit. The restricted shares issued to Mr. Morris upon his hire and pursuant to his employment agreement are not performance-based awards and the value of these awards, his 2004 annual bonus and a small portion of his salary, will not be tax deductible to the Company. The HR Committee intends to continue to consider the impact of Section 162(m) in its executive compensation decisions and in evaluating AEP’s executive compensation programs.

Human Resources Committee Members

John P. DesBarres, Chair

E. R. Brooks

Donald M. Carlton

Robert W. Fri

Compensation Committee Interlocks and Insider Participation

The HR Committee is composed of Messrs. Brooks, Carlton, DesBarres and Fri. One HR Committee member, Mr. Brooks, retired as Chairman and Chief Executive Officer of Central and South West Corporation in June 2000 following the completion of the AEP- CSW merger. As a result Mr. Brooks is not considered to be an outside director for purposes of determining executive compensation pursuant to Section 162(m) of the Internal Revenue Code and he, therefore, abstains from voting on performance-based compensation issues at HR Committee meetings whenever this is necessary in order to preserve the tax deductibility of Section 162(m) qualified compensation.

Comparison of 5 Year Cumulative Total Return*

Among American Electric Power Company, Inc., the S&P 500 Index

and the S&P Electric Utilities Index

*	$100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright ©2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

All rights reserved. www.researchdatagroup.com/S&P.htm

	12/99	12/00	12/01	12/02	12/03	12/04
AEP	100.00	154.66	152.68	102.53	122.25	143.64
S&P 500	100.00	90.89	80.09	62.39	80.29	89.02
S&P Electric Utilities	100.00	153.84	128.03	108.74	134.94	170.78

The total return performance shown on the graph above is not necessarily indicative of future performance.

Share Ownership of Directors and Executive Officers

THE FOLLOWING TABLE sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 2005 for all nominees to the Board of Directors, each of the persons named in the Summary Compensation Table and all such Directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock and stock-based units of AEP set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

Name	Shares		Stock Units(a)	Options Exercisable Within 60 Days	Total
E. R. Brooks	21,220		6,998	—	28,218
D. M. Carlton	7,432		6,998	—	14,430
J. P. DesBarres	5,000	(c)	10,201	—	15,201
H. W. Fayne	7,129	(b)(c)	13,699	283,667	304,495
R. W. Fri	3,000		9,127	—	12,127
T. M. Hagan	15,030	(b)	155	129,499	144,684
W. R. Howell	1,692		12,266	—	13,958
L. A. Hudson, Jr.	1,853	(e)	11,646	—	13,499
H. K. Koeppel	246	(b)	380	61,366	61,992
L. J. Kujawa	2,328		14,893	—	17,221
M. G. Morris	310,921	(g)	—	49,666	360,587
L. L. Nowell III	—		911	—	911
R. P. Powers	658	(b)(d)	1,345	200,299	202,302
R. L. Sandor	1,092		9,632	—	10,724
D. G. Smith	2,500		9,692	—	12,192
K. D. Sullivan	—		15,545	—	15,545
S. Tomasky	2,668	(b)(d)	6,744	237,666	247,078
All directors, nominees and executive officers as a group (20 persons)	475,823	(d)(f)	176,180	978,929	1,630,932

(a)	This column includes amounts deferred in Stock Units and held under AEP’s various director and officer benefit plans.
(b)	Includes the following numbers of share equivalents held in the AEP Retirement Savings Plan: Ms. Tomasky, 2,668; Ms. Koeppel, 246; Mr. Fayne, 6,407; Mr. Hagan, 4,537; Mr. Powers, 658; and all directors and executive officers as a group, 22,339.
(c)	Includes the following numbers of shares held in joint tenancy with a family member: Mr. DesBarres, 5,000 and Mr. Fayne, 671.
(d)	Does not include, for Ms. Tomasky and Mr. Powers, 85,231 shares in the American Electric Power System Educational Trust Fund over which Ms. Tomasky and Mr. Powers share voting and investment power as trustees (they disclaim beneficial ownership). The amount of shares shown for all directors and executive officers as a group includes these shares.
(e)	Includes 750 shares held by family members of Dr. Hudson over which he disclaims beneficial ownership.
(f)	Represents less than 1.5% of the total number of shares outstanding.
(g)	Consists of restricted shares with different vesting schedules and accrued dividends.

Section 16(a) Beneficial Ownership Reporting Compliance

SECTION 16(a) of the Securities Exchange Act of 1934 requires AEP’s executive officers and Directors to file initial reports of ownership and reports of changes in ownership of Common Stock of AEP with the Securities and Exchange Commission. Executive officers and Directors are required by SEC regulations to furnish AEP with copies of all reports they file. Based solely on a review of the copies of such reports furnished to AEP and written representations from AEP’s executive officers and Directors during the fiscal year ended December 31, 2004, AEP believes that all Section 16(a) filing requirements were met during 2004.

Share Ownership of Certain Beneficial Owners

SET FORTH BELOW are the only persons or groups known to AEP as of December 31, 2004, with beneficial ownership of five percent or more of AEP Common Stock.

	AEP Shares
Name, Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class

Capital Research and Management Company	35,674,180	(a)	9.0%
333 South Hope St. Los Angeles, CA 90071

AXA Financial, Inc.,	27,030,788	(b)	6.8%
1290 Avenue of the Americas New York, NY 10104

Barrow, Hanley, McWhinney & Strauss, Inc.	21,389,077	(c)	5.4%
3232 McKinney Avenue 15th Floor Dallas, TX 75204-2429

(a)	Based on the Schedule 13G, Capital Research and Management Company, an investment adviser, reported that it has sole dispositive power for 35,674,180 shares.
(b)	Based on the Schedule 13G jointly filed with the SEC, AXA Financial, Inc., AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, and AXA reported that they have sole voting power for 14,235,612 shares, shared voting power for 3,136,505 shares, sole dispositive power for 27,019,231 shares and shared dispositive power for 11,558 shares.
(c)	Based on the Schedule 13G, Barrow, Hanley, McWhinney & Strauss, Inc. reported that it has sole power to vote 4,248,322 shares, shared voting power for 17,140,755 shares, sole dispositive power for 21,389,077 shares.

Shareholder Proposals and Nominations

TO BE INCLUDED in AEP’s proxy statement and form of proxy for the 2006 annual meeting of shareholders, any proposal which a shareholder intends to present at such meeting must be received by AEP, attention: John B. Keane, Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 15, 2005.

Notice to nominate a director must include your name, address, number of shares you own; the name, age, business address, residence address and principal occupation of the nominee and the number of shares beneficially owned by the nominee. It must also include all the information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this Policy is posted on our website at www.AEP.com. All such notices must be received by AEP, attention: John B. Keane, Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 15, 2005. The Secretary will forward the recommendations to the Committee on Directors and Corporate Governance for consideration.

For any proposal intended to be presented by a shareholder without inclusion in AEP’s proxy statement and form of proxy for the 2005 annual meeting, the proxies named in AEP’s form of proxy for that meeting will be entitled to exercise discretionary authority on that proposal unless AEP receives notice of the matter by January 30, 2006. However, even if notice is timely received, the proxies may nevertheless be entitled to exercise discretionary authority on the matter to the extent permitted by SEC regulations.

Solicitation Expenses

The costs of this proxy solicitation will be paid by AEP. Proxies will be solicited principally by mail and the internet, but some telephone or personal solicitations of holders of AEP Common Stock may be made. Any officers or employees of the AEP System who make or assist in such solicitations will receive no compensation, other than their regular salaries, for doing so. AEP will request brokers, banks and other custodians or fiduciaries holding shares in their names or in the names of nominees to forward copies of the proxy-soliciting materials to the beneficial owners of the shares held by them, and AEP will reimburse them for their expenses incurred in doing so at rates prescribed by the New York Stock Exchange. Morrow & Co., Inc. will assist in the solicitation of proxies by AEP for a fee of $12,000, plus reasonable out-of-pocket expenses.

Exhibit A

AMENDED AND RESTATED

AMERICAN ELECTRIC POWER SYSTEM LONG-TERM INCENTIVE PLAN

April 26, 2005

Amended and Restated American Electric Power System Long-Term Incentive Plan

1.	PURPOSE OF THE PLAN

The purpose of the Amended and Restated American Electric Power System Long-Term Incentive Plan, dated April 26, 2005, is to promote the interests of AEP and its shareholders by strengthening AEP’s ability to attract, motivate and retain employees and directors of AEP and its Subsidiaries upon whose judgment, initiative and efforts the financial success and growth of the business of AEP largely depend, to align further the interests of AEP’s management with the shareholders, and to provide an additional incentive for employees and directors through stock ownership and other rights that promote and recognize the financial success and growth of AEP.

2.	DEFINITIONS

Wherever the following capitalized terms are used in this Plan they shall have the meanings specified below:

(a)	“AEP” means American Electric Power Company, Inc., a New York corporation, and any successor thereto.

(b)	“Award” means an award of an Option, Restricted Stock, Stock Appreciation Right, Performance Award, Phantom Stock or Dividend Equivalent granted under the Plan.

(c)	“Award Agreement” means an agreement entered into between AEP and a Participant setting forth the terms and conditions of an Award granted to a Participant.

(d)	“Board” means the Board of Directors of AEP.

(e)	“Change in Control” shall have the meaning specified in Section 12 hereof.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)

“Committee” means the Human Resources Committee of the Board consisting of not less than a sufficient number of Non-Employee Directors so as to qualify the Committee to administer the Plan under Rule 16b-3 and each of whom is an “independent” director as defined in the rules of the New York Stock Exchange. If any member of the Committee does not qualify as an “outside director” for purposes of Section 162(m) of the Code or a Non-Employee Director under Rule 16b-3, the Committee with respect to Awards under the Plan for the chief executive officer and the four most highly compensated officers of AEP (other than the chief executive officer), as such “covered persons” may change from time to time for purposes of Section

162(m), shall consist solely of those Committee members who qualify as “outside directors” and Non-Employee Directors. If fewer than two Committee members qualify as both an “outside director” and a Non-Employee Director, the Board shall appoint one or more other members who do qualify as both “outside directors” and Non-Employee Directors.

(h)	“Commission” means the Securities and Exchange Commission.

(i)	“Common Stock” means the common stock of AEP, $6.50 par value.

(j)	“Date of Grant” means the date on which the Committee makes an Award under the Plan, or such later date as the Committee may specify that the Award becomes effective.

(k)	“Effective Date” means the Effective Date of this Plan, as defined in Section 15.1 hereof.

(l)	“Dividend Equivalent” means an Award under Section 11 hereof entitling the Participant to receive payments with respect to dividends declared on the Common Stock.

(m)	“Eligible Person” means any person who is an Employee or a Non-Employee Director.

(n)	“Employee” means any person who is an employee of AEP or any Subsidiary; provided, however, that with respect to Incentive Stock Options, “Employee” means any person who is considered an employee of AEP or any Subsidiary for purposes of Section 421 of the Code and the applicable regulations issued thereunder.

(o)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

(p)	“Fair Market Value” means, as of any applicable date, the closing price per share of the Common Stock as quoted in the New York Stock Exchange— Composite Transactions listing in The Wall Street Journal (or such other reliable publication as the Committee, in its discretion, may determine to rely upon) for the date as of which Fair Market Value is to be determined. If there are no sales on such date, then Fair Market Value shall be the closing price per share of the Common Stock as so quoted on the nearest date before the date as of which Fair Market Value is to be determined on which there are sales. If the Common Stock is not listed on the New York Stock Exchange on the date as of which Fair Market Value is to be determined, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate. Fair Market Value shall be determined without regard to any restriction other than a restriction that, by its terms, will never lapse.

(q)	“Full Value Share Award” means an award of Restricted Stock, a Performance Award denominated in shares or units of Common Stock, Phantom Stock, Dividend Equivalents or Stock Appreciation Rights settled or paid in shares of Common Stock.

(r)	“Incentive Stock Option” means an option to purchase Common Stock that is intended to qualify as an incentive stock option under Section 422 of the Code, or any successor provision thereto.

(s)	“Non-Employee Director” means a member of the Board who is a “non-employee director” as defined in Rule 16b-3 promulgated by the Commission pursuant to the Exchange Act.

(t)	“Nonqualified Stock Option” means an option to purchase Common Stock that is not an Incentive Stock Option.

(u)	“Option” means an Incentive Stock Option or a Nonqualified Stock Option granted under Section 6 hereof.

(v)	“Participant” means any Eligible Person who holds an outstanding Award under the Plan.

(w)	“Performance Award” means an Award made under Section 9 hereof entitling a Participant to a payment based on the Fair Market Value of Common Stock (a “Performance Share”) or based on specified dollar units (a “Performance Unit”) at the end of a performance period if certain conditions established by the Committee are satisfied.

(x)	“Phantom Stock” means an Award under Section 10 hereof entitling a Participant to a payment based on a measure of value expressed as a share of Common Stock (“Phantom Stock Unit”). No stock certificates shall be issued with respect to such Phantom Stock Units, but AEP shall maintain a bookkeeping account in the name of the Participant to which the Phantom Stock Units shall relate.

(y)	“Plan” means the Amended and Restated American Electric Power System Long-Term Incentive Plan, dated April 26, 2005, as set forth herein, as it may be amended from time to time.

(z)	“Plan Year” means AEP’s fiscal year, which at the date hereof is the calendar year.

(aa)	“Restricted Stock” means an Award under Section 8 hereof entitling a Participant to shares of Common Stock that are nontransferable and subject to forfeiture until specific conditions established by the Committee are satisfied.

(bb)	“Rule 16b-3” means Rule 16b-3 promulgated by the Commission pursuant to the Exchange Act, or any successor or replacement rule adopted by the Commission

(cc)	“Section 162(m)” means Section 162(m) of the Code and the Treasury Regulations thereunder.

(dd)	“Section 162(m) Participant” means any Participant who, in the sole judgment of the Committee, could be treated as a “covered employee” under Section 162(m) at the time income may be recognized by such Participant in connection with an Award that is intended to qualify for exemption under Section 162(m).

(ee)	“Stock Appreciation Right” or “SAR” means an Award under Section 7 hereof entitling a Participant to receive an amount, representing the difference between the base price per share of the right and the Fair Market Value of a share of Common Stock on the date of exercise.

(ff)	“Subsidiary” means any corporation (other than AEP) in an unbroken chain of corporations beginning with AEP if, at the time of granting an Award, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN

3.1.    Calculation of Number of Shares Available.    Subject to the following provisions of this Section 3, the aggregate number of shares of Common Stock that may be issued pursuant to all Awards under the Plan is 19,200,000 shares of Common Stock; provided, however, that the maximum number of shares of Common Stock issued in connection with Full Value Share Awards which may be issued under the Plan shall be limited to 9,000,000.

If any share of Common Stock that is the subject of an Award is not issued and ceases to be issuable for any reason, or is forfeited, cancelled or returned to AEP for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, such share of Common Stock will no longer be charged against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations.

3.2.    Accounting for Awards.    For purposes of this Section 3, if an Award is denominated in shares of Common Stock, the number of shares covered by such Award, or to which such Award relates, shall be counted on the Date of Grant of such Award against the aggregate number of shares available for granting Awards under the Plan; provided, however, that Awards that operate in tandem with (whether granted simultaneously with or at a different time from) other Awards may be counted or not counted under procedures adopted by the Committee in order to avoid double counting.

3.3.    Source of Shares of Common Stock Deliverable Under Awards.    The shares of Common Stock to be delivered under the Plan may be authorized but unissued shares, reacquired shares, shares acquired on the open market specifically for distribution under the Plan, or any combination thereof.

3.4.    Adjustments.    If there shall occur any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to the shares of Common Stock, or any similar corporate transaction or event in respect of the Common Stock, then the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause a proportionate adjustment to be made in (a) the maximum numbers and kind of shares provided in Section 3.1 hereof, (b) the maximum numbers and kind of shares set forth in Sections 6.1, 7.1, 8.2 and 9.4 hereof, (c) the number and kind of shares of Common Stock, share units, or other rights subject to the then-outstanding Awards, (d) the price for each share or unit or other right subject to then outstanding Awards without change in the aggregate purchase price or value as to which such Awards remain exercisable or subject to restrictions, (e) the performance targets or goals appropriate to any outstanding Performance Awards (subject to such limitations as appropriate for Awards intended to qualify for exemption under Section 162(m)) or (f) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall be made in a manner consistent with the requirements of Section 424(a) of the Code.

4.	ADMINISTRATION OF THE PLAN

4.1.    Committee Members.    Except as provided in Section 4.4 hereof, the Committee will administer the Plan. The Committee may exercise such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. No member of the Committee will be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award under it.

4.2.    Discretionary Authority.    Subject to the express limitations of the Plan, the Committee has authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, and the duration of the Award. The Committee also has discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to determine the terms and provisions of the respective Award Agreements and to make all other determinations necessary or advisable for Plan administration. The Committee has authority to prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee will be final, conclusive, and binding upon all parties.

4.3.    Changes to Awards.    The Committee shall have the authority to effect, at any time and from time to time, with the consent of the affected Participants, (a) the cancellation of any or all outstanding Awards and the grant in substitution therefor of new Awards covering the same or different numbers of shares of Common Stock and having an exercise or base price which may be the same as or different than the exercise or base price of the cancelled Awards or (b) the amendment of the terms of any and all outstanding Awards; provided, however, that the Committee shall not have the authority to reduce the exercise or base price of an Award by amendment or cancellation and substitution of an existing Award without the approval of AEP’s shareholders. The Committee may in its discretion accelerate the vesting or exercisability of an Award at any time or on the basis of any specified event.

4.4.    Delegation of Authority.    As permitted by law, the Committee may delegate its authority as identified hereunder; provided, how -

ever, that the Committee may not delegate certain of its responsibilities hereunder if such delegation may jeopardize compliance with the “outside directors” provision of Section 162(m).

4.5    Awards to Non-Employee Directors.    The Board shall approve an Award to a Non-Employee Director under the Plan. With respect to Awards to Non-Employee Directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board, and all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to the Board for such purpose.

5.	ELIGIBILITY AND AWARDS

All Eligible Persons are eligible to be designated by the Committee to receive an Award under the Plan. The Committee has authority, in its sole discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares or units subject to the Awards that are granted under the Plan. Each Award will be evidenced by an Award Agreement as described in Section 13 hereof between AEP and the Participant that shall include the terms and conditions consistent with the Plan as the Committee may determine.

6.	STOCK OPTIONS

6.1.    Grant of Option.    An Option may be granted to any Eligible Person selected by the Committee; provided, however, that only Employees shall be eligible for Awards of Incentive Stock Options. Each Option shall be designated, at the discretion of the Committee, as an Incentive Stock Option (if applicable) or a Nonqualified Stock Option. The maximum number of shares of Common Stock that may be granted under Options to any one Participant during any three calendar year period shall be limited to 2,000,000 shares (subject to adjustment as provided in Section 3.4 hereof).

6.2.    Exercise Price.    The exercise price of the Option shall be determined by the Committee; provided, however, that the exercise price per share of an Option shall not be less than 100 percent of the Fair Market Value per share of the Common Stock on the Date of Grant.

6.3.    Vesting; Term of Option.    The Committee, in its sole discretion, shall prescribe in the Award Agreement the time or times at which, or the conditions upon which, an Option or portion thereof shall become vested and exercisable, and may accelerate the exercisability of any Option at any time.

6.4.    Option Exercise; Withholding.     Subject to such terms and conditions as shall be specified in an Award Agreement and to all applicable legal requirements, an Option may be exercised in whole or in part at any time during the term thereof by written notice to AEP together with payment of the aggregate exercise price therefor. Payment of the exercise price shall be made (a) in cash or by cash equivalent, (b) at the discretion of the Committee, in shares of Common Stock acceptable to the Committee, valued at the Fair Market Value of such shares on the date of exercise or such lower price as the Committee may determine, (c) at the discretion of the Committee, by a delivery of a notice that the Participant has placed a market sell order (or similar instruction) with a third party with respect to shares of Common Stock then issuable upon exercise of the Option, and that the third party has been directed to pay a sufficient portion of the net proceeds of the sale to AEP in satisfaction of the Option exercise price or (d) at the discretion of the Committee, by a combination of the methods described above or such other method as may be approved by the Committee. In addition to and at the time of payment of the exercise price, the Participant shall pay to AEP the full amount of any and all applicable income tax and employment tax amounts required to be withheld in connection with such exercise.

6.5.    Additional Rules for Incentive Stock Options.    The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.

7.	STOCK APPRECIATION RIGHTS

7.1.    Grant of SARs.    A Stock Appreciation Right granted to a Participant is an Award in the form of a right to receive, upon surrender of the right, but without other payment, an amount based on appreciation in the Fair Market Value of the Common Stock over a base price established for the Award, exercisable at such time or times and upon conditions as may be approved by the Committee. The maximum number of shares of Common Stock that may be subject to SARs granted to any one Participant during any three calendar year period shall be limited to 2,000,000 shares (subject to adjustment as provided in Section 3.4 hereof).

7.2.    Tandem SARs.    A Stock Appreciation Right may be granted in connection with an Option, either at the time of grant or at any time thereafter during the term of the Option. A SAR granted in connection with an Option will entitle the holder, upon exercise, to surrender such Option or any portion thereof to the extent unexercised, with respect to the number of shares as to which such SAR is exercised, and to receive payment of an amount computed as described in Section 7.4 hereof. Such Option will, to the extent and when surrendered, cease to be exercisable. A SAR granted in connection with an Option hereunder will have a base price per share equal to the per share exercise price of the Option, will be exercisable at such time or times, and only to the extent, that a related Option is exercisable, and will expire no later than the related Option expires.

7.3.    Freestanding SARs.    A Stock Appreciation Right may be granted without relationship to an Option and, in such case, will be exercisable as determined by the Committee. The base price of a SAR granted without relationship to an Option shall be determined by the Committee in its sole discretion; provided, however, that the base price per share of a freestanding SAR shall not be less than 100 percent of the Fair Market Value of the Common Stock on the Date of Grant.

7.4.    Payment of SARs.    A SAR will entitle the holder, upon exercise of the SAR, to receive payment of an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the base price of such SAR, by (ii) the number of shares as to which such SAR will have been exercised. Payment of the amount determined under the foregoing may be made, in the discretion of the Committee, in cash, in Restricted Stock or shares of unrestricted Common Stock (both valued at their Fair Market Value on the date of exercise or such lower price as the Committee may determine), or a combination thereof; provided, however, that any shares of Common Stock used to settle or pay SARs will be counted as Full Value Share Awards.

8.	RESTRICTED STOCK

8.1.    Grants of Restricted Stock.    An Award of Restricted Stock to a Participant represents shares of Common Stock that are issued subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as the Committee may determine. The Committee may grant and designate Awards of Restricted Stock that are intended to qualify for exemption under Section 162(m), as well as Awards of Restricted Stock that are not intended to so qualify.

8.2.    Vesting Requirements.    The restrictions imposed on an Award of Restricted Stock shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. Such vesting requirements may be based on the continued employment of the Participant with AEP or its Subsidiaries for a specified time period or periods. Such vesting requirements may also be based on the attainment of specified business goals or measures established by the Committee in its sole discretion. In the case of any Award of Restricted Stock that is intended to qualify for exemption under Section 162(m), the vesting requirements shall be limited to the performance criteria identified in Section 9.3 below, and the terms of the Award shall otherwise comply with the Section 162(m) requirements described in Section 9.4 hereof; provided, however, that the maximum number of shares of Common Stock that may be subject to an Award of Restricted Stock granted to a Section 162(m) Participant during any one calendar year shall be separately limited to 400,000 shares (subject to adjustment as provided in Section 3.4 hereof).

8.3.    Restrictions.    Shares of Restricted Stock may not be transferred, assigned or subject to any encumbrance, pledge or charge un -

til all applicable restrictions are removed or expire or unless otherwise allowed by the Committee. The Committee may require the Participant to enter into an escrow agreement providing that the certificates representing Restricted Stock granted pursuant to the Plan will remain in the physical custody of an escrow holder until all restrictions are removed or expire. Failure to satisfy any applicable restrictions shall result in the subject shares of Restricted Stock being forfeited and returned to AEP, unless otherwise provided by the Committee. The Committee may require that certificates representing Restricted Stock granted under the Plan bear a legend making appropriate reference to the restrictions imposed.

8.4.    Rights as Shareholder.    Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant will have all rights of a shareholder with respect to shares of Restricted Stock granted to the Participant, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock is granted, as set forth in the Award Agreement.

8.5.    Section 83(b) Election.    The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant refraining from making an election with respect to the Award under Section 83(b) of the Code. Irrespective of whether an Award is so conditioned, if a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, the Participant shall be required to promptly provide a copy of such election to AEP as directed by the Award Agreement or the Committee.

9.	PERFORMANCE AWARDS

9.1.    Grant of Performance Awards.    The Committee may grant Performance Awards under the Plan, which shall be represented by units denominated on the Date of Grant either in shares of Common Stock (Performance Shares) or in specified dollar amounts (Performance Units). The Committee may grant and designate Performance Awards that are intended to qualify for exemption under Section 162(m), as well as Performance Awards that are not intended to so qualify. At the time a Performance Award is granted, the Committee shall determine, in its sole discretion, one or more performance periods and performance goals to be achieved during the applicable performance periods, as well as such other restrictions and conditions as the Committee deems appropriate. In the case of Performance Units, the Committee shall also determine a target unit value or a range of unit values for each Award. The performance goals applicable to a Performance Award grant may be subject to such later revisions as the Committee shall deem appropriate to reflect significant unforeseen events such as changes in law, accounting practices or unusual or nonrecurring items or occurrences. Any such adjustments shall be subject to such limitations as the Committee deems appropriate in the case of a Performance Award granted to a Section 162(m) Participant that is intended to qualify for exemption under Section 162(m).

9.2.    Payment of Performance Awards.    At the end of the performance period, the Committee shall determine the extent to which performance goals have been attained or a degree of achievement between minimum and maximum levels in order to establish the level of payment to be made, if any. The Committee shall determine if payment is to be made in cash, Restricted Stock, shares of unrestricted Common Stock, Options or Phantom Stock, or a combination thereof. For any cash conversion to or from Performance Shares or Units, Phantom Stock units or shares of Common Stock, payment shall be calculated on the basis of the average of the Fair Market Value of the Common Stock for the last 20 trading days prior to the date such award becomes payable.

9.3.    Performance Criteria.    The performance criteria upon which the payment or vesting of a Performance Award intended to qualify for exemption under Section 162(m) may be based shall be limited to the following business measures, which may be applied with respect to AEP, any Subsidiary or any business unit, and which may be measured on an absolute or relative-to-peer-group basis: earnings measures (including, for example, primary earnings per share, fully diluted earnings per share, net income, pre-tax income, operating income, earnings before interest, taxes, depreciation and amortization or any combination thereof, and net operating profits after taxes); expense control (including, for example, operations & maintenance expense, total expenditures, expense ratios, and expense reduction); customer measures (including, for example, customer satisfaction, service cost, service levels, responsiveness, bad debt collections or losses, and reliability –such as outage frequency, outage duration, and frequency of momentary outages); safety measures (including, for example, recordable case rate, severity rate, and vehicle accident rate); diversity measures (including, for example, minority placement rate and utilization); environmental measures (including, for example, emissions, project completion milestones, regulatory/legislative/cost recovery goals, and notices of violation), revenue measures (including, for example, revenue and direct margin); stakeholder return measures (including, for example, total shareholder return, economic value added, cumulative shareholder value added, return on equity, return on capital, return on assets, dividend payout ratio and cash flow(s) – such as operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital or any combination thereof); valuation measures (including, for example, stock price increase, price to book value ratio, and price to earnings ratio); capital and risk measures (including, for example, debt to equity ratio, dividend payout as percentage of net income and diversification of business opportunities); employee satisfaction; project measures (including, for example, completion of key milestones); production measures (including, for example, generating capacity factor, performance against the INPO index, generating equivalent availability, heat rates and production cost); and such other individual performance objective that is measured solely in terms of quantitative targets related to the Company, any Subsidiary or the Company’s or Subsidiary’s business. In any event, the Committee may, at its discretion and at any time prior to payment, reduce the number of Performance Awards earned by any Participant for a performance period. In the case of Performance Awards that are not intended to qualify for exemption under Section 162(m), the Committee shall designate performance criteria from among the foregoing or such other business criteria as it shall determine in its sole discretion.

9.4.    Section 162(m) Requirements.    In the case of a Performance Award granted to a Section 162(m) Participant that is intended to comply with the requirements for exemption under Section 162(m), the Committee shall make all determinations necessary to establish a Performance Award within 90 days of the beginning of the performance period (or such other time period required under Section 162(m)), including, without limitation, the designation of the Section 162(m) Participants to whom Performance Awards are made, the performance criteria or criterion applicable to the Award and the performance goals that relate to such criteria, and the dollar amounts or number of shares of Common Stock, Restricted Stock or Phantom Stock units payable upon achieving the applicable performance goals. As and to the extent required by Section 162(m), the terms of a Performance Award granted to a Section 162(m) Participant must include objective formula(s) or standard(s) for computing the amount of compensation payable to the Section 162(m) Participant, and must preclude discretion to increase the amount of compensation payable that would otherwise be due under the terms of the Award. The maximum amount of compensation that may be payable to a Section 162(m) Participant during any one calendar year under a Performance Unit Award shall be $15,000,000. The maximum number of Performance Share units that may be earned by a Section 162(m) Participant during any one calendar year shall be 400,000 (subject to adjustment as provided in Section 3.4 hereof).

10.	PHANTOM STOCK

10.1.    Grant of Phantom Stock.    Phantom Stock is an Award to a Participant of a number of hypothetical share units with respect to shares of Common Stock. Phantom Stock shall be subject to such restrictions and conditions as the Committee shall determine. Sections 8.1 and 8.2 shall apply to Awards of Phantom Stock units in similar manner as they apply to shares of Restricted Stock, as interpreted by the Committee, with the limitation in Section 8.2 on the number of shares of Restricted Stock that may be granted applicable separately to Phantom Stock units. An Award of Phantom Stock may be granted, at the discretion of the Committee, together with an Award of Dividend Equivalent rights for the same number of shares covered thereby.

10.2.    Payment of Phantom Stock.    Upon the vesting date applicable to Phantom Stock granted to a Participant, an amount equal to one share of Common Stock upon such date shall be paid with respect to such Phantom Stock unit granted to the Participant. Payment may be made, at the discretion of the Committee, in cash, Restricted Stock, shares of unrestricted Common Stock, Options, or a combination thereof. Cash payments of Phantom Stock units shall be calculated on the basis of the average of the Fair Market Value of the Common Stock for the last 20 trading days prior to the date such award becomes payable.

11.	DIVIDEND EQUIVALENTS

A Dividend Equivalent granted to a Participant is an Award in the form of a right to receive cash, shares of Common Stock, or other property equal in value to dividends paid with respect to a specific number of shares of Common Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis. The Committee may provide at the Date of Grant or thereafter that the Dividend Equivalent shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares of Common Stock or such other investment vehicles as the Committee may specify; provided, however, that Dividend Equivalents (other than free-standing Dividend Equivalents) shall be subject to all conditions and restrictions of the underlying Awards to which they relate.

12.	CHANGE IN CONTROL

12.1.    Effect of Change in Control.    The Committee may, in an Award Agreement, provide for the effect of a Change in Control on an Award. Such provisions may include any one or more of the following: (a) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (b) the waiver or modification of performance or other conditions related to the payment or other rights under an Award; (c) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (d) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control.

12.2.    Definition of Change in Control.     For purposes hereof, a “Change in Control” shall be deemed to have occurred if:

(a)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than any company owned, directly or indirectly, by the shareholders of AEP in substantially the same proportions as their ownership of shares of Common Stock or a trustee or other fiduciary holding securities under an employee benefit plan of AEP, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 25 percent of the then outstanding voting stock of AEP;

(b)

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, together with any new directors (other than a director nominated by a person (i) who has entered into an agreement with AEP to effect a transaction described in Section 12.2(a), (c) or (d) hereof or (ii) who publicly announces an intention to take or consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control) whose election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason (except for death, disability or voluntary retirement) to constitute at least a majority of the Board;

(c)	AEP consummates a merger or consolidation with any other entity, other than a merger or consolidation which would result in the voting securities of AEP outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50 percent of the total voting power represented by the voting securities of AEP or such surviving entity outstanding immediately after such merger or consolidation; or

(d)	the shareholders of AEP approve a plan of complete liquidation of AEP, or an agreement for the sale or disposition by AEP (in one transaction or a series of transactions) of all or substantially all of AEP’s assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any event in (a) or (c) above, if directors who were members of the Board prior to such event continue to constitute a majority of the Board after such event.

13.	AWARD AGREEMENTS

13.1.    Form of Agreement.    Each Award under this Plan shall be evidenced by an Award Agreement in a form approved by the Committee setting forth the number of shares of Common Stock, units or other rights (as applicable) subject to the Award, the exercise, base or purchase price (if any) of the Award, the time or times at which an Award will become vested, exercisable or payable, the duration of the Award and, in the case of Performance Awards, the applicable performance criteria and goals. The Award Agreement shall also set forth other material terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of this Plan. Award Agreements evidencing Awards intended to qualify for exemption under Section 162(m) may be designated as such and shall contain such terms and conditions as may be necessary to meet the applicable requirements of Section 162(m). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

13.2.    Contract Rights; Amendment.     Any obligation of AEP to any Participant with respect to an Award shall be based solely upon contractual obligations created by an Award Agreement. No Award shall be enforceable until the Award Agreement has been signed on behalf of AEP by its authorized representative and signed by the Participant and returned to AEP as directed by the Award Agreement or the Committee. By executing the Award Agreement, a Participant shall be deemed to have accepted and consented to the terms of this Plan and any action taken in good faith under this Plan by and within the discretion of the Committee, the Board or their delegates. Award Agreements covering outstanding Awards may be amended or modified by the Committee in any manner that may be permitted for the grant of Awards under the Plan, subject to the consent of the Participant to the extent provided in the Award Agreement. However, the offer of an Award Agreement to a particular Eligible Person shall not infer any obligation to offer any other Award Agreements at that or any other time.

14.	GENERAL PROVISIONS

14.1.    Limits on Transfer of Awards; Beneficiaries.    Except to the extent specifically provided by the terms of an Award Agreement, Awards shall be nontransferable. During the lifetime of a Participant, Awards shall be exercised only by such Participant or by his guardian or legal representative. Notwithstanding the foregoing, the Committee may provide in the terms of an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award Agreement following the Participant’s death.

14.2.    Deferrals of Payment.    In an Award Agreement or under a separate policy or program adopted by the Committee, a Participant may be permitted or required to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award. Any such policy or program shall establish the rules and procedures relating to such deferral, including, without limitation, the period of time in advance of payment when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

14.3.    Rights as Shareholder.    A Participant shall have no rights as a holder of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of these securities. Except as provided in Section 3.4 hereof, no adjustment or other provision shall be made for dividends or other shareholder rights, except to the extent that the Award Agreement provides for Dividend Equivalents, dividend payments or similar economic benefits.

14.4.    Employment or Service.    Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person the right to continue in the capacity in which he is employed by or otherwise serves AEP or any Subsidiary.

14.5.    Securities Laws.    No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, AEP may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.

14.6.    Taxes and Withholding.    The Participant shall be responsible for payment of any taxes or similar charges required by law with respect to each Award or an amount paid in satisfaction of an Award. AEP and its Subsidiaries, as applicable, shall comply with the terms of a deduction election made by a Participant with any payment made under the terms of an Award Agreement, but only if and to the extent applicable thereto. AEP and its Subsidiaries, as applicable, may withhold and disburse such amount or amounts it determines to be required for purposes of complying with obligations for tax withholding or such other obligations under applicable federal, state and local law. The Committee in its sole discretion may direct AEP to satisfy all or part of applicable tax withholding obligations incident to a Participant’s exercise of a Stock Option or to the vesting of Stock Appreciation Rights, Restricted Stock, Performance Shares, Performance Units or Phantom Stock by AEP’s withholding of a portion of the Common Stock that otherwise would have been issued to such Participant.

14.7.    Unfunded Plan.    The adoption of this Plan and any setting aside of cash amounts or shares of Common Stock by AEP with which to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. The benefits provided under this Plan shall be a general, unsecured obligation of AEP payable solely from the general assets of AEP, and neither a Participant nor the Participant’s permitted transferees or estate shall have any interest in any assets of AEP by virtue of this Plan, except as a general unsecured creditor of AEP. Notwithstanding the foregoing, AEP shall have the right to implement or set aside funds in a grantor trust subject to the claims of AEP’s creditors to discharge its obligations under the Plan.

14.8.    Other Compensation and Benefit Plans.    The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for AEP or any Subsidiary, nor shall the Plan preclude AEP from establishing any other forms of stock incentive or other compensation for employees of AEP or any Subsidiary. The amount of any compensation deemed to be received by the Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan.

14.9.    Plan Binding on Successors.    The Plan shall be binding upon AEP, its successors and assigns, and the Participant, his executor, administrator and permitted transferees and beneficiaries.

14.10.    Construction and Interpretation.     Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

14.11.    Severability.    If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

14.12.    Governing Law.    The laws of the State of Ohio shall govern the validity and construction of this Plan and of the Award Agreements, without giving effect to principles relating to conflict of laws, except to the extent that such laws may be preempted by Federal law.

14.13.    Compliance with Rule 16b-3.    It is the intent of AEP that this Plan comply in all respects with Rule 16b-3 in connection with any Award granted to a person who is subject to Section 16 of the Exchange Act. Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such person, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements with respect to such person.

15.	EFFECTIVE DATE, TERMINATION AND AMENDMENT

15.1.    Effective Date; Shareholder Approval.    Subject to approval by the Securities and Exchange Commission, the Effective Date of the Plan shall be the date following adoption of the Plan by the Board on which the Plan is approved by the shareholders of AEP. Grants of Awards under the Plan may be made prior to the Effective Date (but after adoption of the Plan by the Board), subject to approval of the Plan by the Securities and Exchange Commission and the shareholders. At the sole discretion of the Board, in order to comply with the requirements of Section 162(m) for certain types of Awards under the Plan, the performance criteria set forth in Section 9.3 shall be reapproved by the shareholders no later than the first shareholder meeting that occurs in the fifth calendar year following the calendar year of the initial shareholder approval of such performance criteria.

15.2.    Termination.    The Plan shall remain in effect until terminated by action of the Board; provided, however, that no Award may be granted hereunder after April 26, 2015.

Notwithstanding the foregoing, no termination of the Plan shall in any manner affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

15.3.    Amendment.    The Board may at any time and from time to time and in any respect, amend or modify the Plan; provided, however, that no amendment or modification of the Plan shall be effective without the consent of AEP’s shareholders that would (a) increase the number of shares of Common Stock reserved for issuance or (b) allow the grant of Options at an exercise price below Fair Market Value, or allow the repricing of Options without AEP shareholder approval. In addition, the Board may seek the approval of any amendment or modification by AEP’s shareholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of the New York Stock Exchange or for any other purpose. No amendment or modification of the Plan shall in any manner affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

AMERICAN ELECTRIC POWER COMPANY INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. You may vote the shares held in this account in any one of the following three ways:

Vote-by-Internet		Vote-by-Telephone
Access the Web site at http://www.eproxyvote.com/aep 24 hours a day, 7 days a week.	OR	Call toll-free, 1-877-779-8683, 24 hours a day, 7 days a week from the U.S. and Canada to vote your proxy.

Vote by mail. Complete, date, sign and mail your proxy card (below) in the enclosed postage-paid envelope or, otherwise, return it to AEP, P.O. Box 8673, Edison, New Jersey 08818-8673.

If you vote by phone or vote using the Internet, there is no need for you to mail back your proxy card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	0116

The proxies are directed to vote as specified below and in their discretion on all other matters coming before the meeting. If no direction is made, the proxies will vote FOR all nominees listed on the reverse side, the ratification of the independent registered public accounting firm and the amendment of the AEP System Long Term Incentive Plan, and AGAINST Proposal 4.

The Board of Directors recommends a vote FOR all nominees for election as directors, the ratification of independent registered public accounting firm and the amendment of the AEP System Long Term Incentive Plan.

	FOR	WITHHELD		FOR	AGAINST	.ABSTAIN
1. Election of Directors. (Please see reverse)	☐	☐	2. Ratification of independent registered public accounting firm	☐	☐	☐

☐			3. Approval of Amended and Restated AEP System Long Term Incentive Plan	☐	☐	☐

For all nominees except as written above			The Board of Directors recommends a vote AGAINST the following shareholder proposal.
				FOR	AGAINST	ABSTAIN
			4. Shareholder Proposal regarding supplemental executive retirement plans	☐	☐	☐

			SPECIAL ATTENTION Mark box at right if you have written a comment on reverse.			☐

			ANNUAL MEETING Mark box at right if you plan to attend the annual meeting.			☐

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

ADMISSION TICKET

Annual Meeting of Shareholders	Agenda
Tuesday, April 26, 2005 • 9:30 a.m. Central Time	• Introduction and Welcome
The Renaissance Hotel	• Election of Directors
6808 South 107th East Avenue	• Ratification of Auditors
Tulsa, Oklahoma	• Approval of Long Term Incentive Plan
• Shareholder Proposal
• Chairman’s Report
• Comments and Questions from Shareholders

Directions to Renaissance Tulsa Hotel

(918) 307-2600

Take I-244 East to 169 South. Follow 169 South to 71st Street exit. Turn left onto 71st Street. Head east on 71st Street to 109th East Avenue. Turn left and follow 109th East Avenue to stop sign. Turn left on 69th Street to hotel entrance.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING,

PLEASE BRING THIS ADMISSION TICKET WITH YOU.

DETACH HERE

AMERICAN ELECTRIC POWER COMPANY, INC

Proxy Solicited on behalf of the Board of Directors

for the Annual Meeting to be held April 26, 2005

P R O X Y

The undersigned appoints Michael G. Morris, Carl L. English and Susan Tomasky, and each of them, acting by a majority if more than one be present, attorneys and proxies of the undersigned, with power of substitution, to represent the undersigned at the annual meeting of shareholders of American Electric Power Company, Inc. to be held on April 26, 2005, and at any adjournments thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting.

Trustee’s Authorization. The undersigned authorizes Fidelity Management Trust Company to vote all shares of Common Stock of the Company credited to the undersigned’s account under the American Electric Power System retirement savings plan at the annual meeting in accordance with the instructions on the reverse side.

	Election of Directors. Nominees:	01. E.R. Brooks, 02. D.M. Carlton, 03. J.P. DesBarres, 04. R.W. Fri, 05. W.R. Howell,
06. L.A. Hudson, Jr., 07. M.G. Morris, 08. L. L. Nowell III, 09. R.L. Sandor,
10. D.G. Smith, 11. K.D. Sullivan.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

Comments:

(If you have written in the above space, please mark the “Special Attention” box on the other side of this card.)

SEE REVERSE SIDE